SECURITIES PURCHASE AGREEMENT


	Sellers:	FORECAST PP2, LLC
	FORECAST HOMES, INC.


	Buyer:	HOVNANIAN ENTERPRISES, INC.


	Dated:	January 4, 2002


SECTION 1.     DEFINITIONS; PURCHASE AND SALE; CLOSING	2
1.1	Definitions	2
1.2	Transfer of the Securities by the Sellers	9
1.3	Purchase of the Securities by the Buyer	9
1.4	Closing	9
1.5	Purchase Price Allocation	9
1.6	Further Assurances	9
1.7	Representative	10
1.8	Satisfaction of Debt	10
SECTION 2.     REPRESENTATIONS AND WARRANTIES OF THE SELLERS	10
2.1	The Group; the Sellers	10
2.2	Capitalization	11
2.3	Subsidiaries	11
2.4	Financial Statements; Changes; Contingencies	12
2.5	No Material Adverse Changes	12
2.6	Absence of Certain Changes	13
2.7	Taxes	14
2.8	Compliance with Applicable Laws	15
2.9	Absence of Unethical Business Practices	15
2.10	Material Contracts	15
2.11	Adequacy of Assets	17
2.12	Intangible Property	17
2.13	Labor Relations	17
2.14	Minute Books	18
2.15	Accounting Records	18
2.16	Insurance	18
2.17	Employees	19
2.18	Employee Benefit Plans	19
2.19	No Brokers or Finders	21
2.20	Accounts Receivable	21
2.21	SEC Reports	22
2.22	Information Generally	22
2.23	No Conflicts; Government Approvals; Third-Party Consents	22
2.24	Legal Proceedings	22
2.25	Receipt of Agreements; Access to Information	23
2.26	Intercompany Obligations	23
2.27	Land Purchase Contracts	23
SECTION 3.     REPRESENTATIONS AND WARRANTIES OF THE BUYER	23
3.1	Organization and Related Matters	23
3.2	Authorization	23
3.3	No Conflicts; Government Approvals; Third-Party Consents	24
3.4	Investment Representation	24
3.5	No Brokers or Finders	24
SECTION 4.     COVENANTS PRIOR TO CLOSING	24
4.1	Access	24
4.2	Preservation of Business Prior to the Closing Date	24
4.3	Notification of Certain Matters	25
4.4	Approvals	25
4.5	No Shop	25
4.6	Financial Statements	26
4.7	Intercompany Obligations	26
4.8	Tax Status of Securities Partnership	26
SECTION 5.     ADDITIONAL CONTINUING COVENANTS	26
5.1	Non-Competition	26
5.2	Nondisclosure of Proprietary Data	26
5.3	Tax Returns	26
5.4	Tax Cooperation	27
5.5	Section 754 Election	27
5.6	Cooperation	28
5.7	Employees and Employee Benefits	28
5.8	Assumption of Office Lease	28
5.9	Use of Name	29
5.10	Change of Control	29
5.11	Insurance	29
SECTION 6.     CONDITIONS OF PURCHASE	29
6.1	General Conditions	29
6.2	Conditions to Obligations of the Buyer	30
6.3	Conditions to Obligations of the Sellers	31
SECTION 7.     TERMINATION OF OBLIGATIONS; SURVIVAL	33
7.1	Termination of Agreement	33
7.2	Effect of Termination	33
7.3	Effect of Closing Over Known Unsatisfied Conditions	34
SECTION 8.     INDEMNIFICATION	34
8.1	Indemnification by the Sellers and Previti	34
8.2	Indemnification by the Buyer	36
8.3	Procedure	36
8.4	Survival	37
8.5	Limitation of Remedies	37
8.6	Sellers Jointly and Severally Liable	38
SECTION 9.     LIMITATION OF REMEDIES	38
9.1	Breach of Representations	38
9.2	No Other Warranties	38
9.3	No Personal Liability of Any Other Person	38
9.4	Failure to Perform Obligations	38
SECTION 10.   GENERAL	38
10.1	Amendments; Waivers	38
10.2	Schedules; Exhibits; Integration	39
10.3	Efforts; Further Assurances	39
10.4	Governing Law	39
10.5	Transfer; Successors and Assigns	39
10.6	Headings	39
10.7	Counterparts	39
10.8	Publicity and Reports	40
10.9	Confidentiality	40
10.10	Appointment of Referee; Waiver of Jury Trial	40
10.11	Parties in Interest	40
10.12	Knowledge Convention	40
10.13	Notices	41
10.14	Expenses	42
10.15	Remedies; Waiver	42
10.16	Attorneys' Fees	42
10.17	Representation by Counsel; Interpretation	42
10.18	Severability	43
10.19	No Offset	43
10.20	No Offset by the Sellers or Previti	43
10.21	Cross Default with Asset Purchase Agreement	43

Exhibits
Exhibit A	Form of Indemnification and Release Agreement
Exhibit B	Form of Partnership Interest Assignment
Exhibit C	Form of the Sellers' Certificate
Exhibit D	Form of OM&M Legal Opinion
Exhibit E	Form of the Buyer's Certificate
Exhibit F	Form of ST&B Legal Opinion
Exhibit G	Form of Assignment and Assumption Agreement

Schedules
Schedule 1.1	Consolidated Forecast Entities
Schedule 1.2		 Intangible Rights
Schedule 1.5	Allocation of Purchase Price Among the Sellers
Schedule 1.8	Debt
Schedule 2.1.1	Ownership Schedule
Schedule 2.4.1	Financial Statements of the Group
Schedule 2.16.1	Policies
Schedule 2.26	Intercompany Obligations
Schedule 4.2.3	Excluded Employees
Schedule 6.3.5	Assumption of Guarantees

Buyer's Disclosure Schedule
Sellers' Disclosure Schedule



S E C U R I T I E S   P U R C H A S E   A G R E E M E N T
THIS SECURITIES PURCHASE AGREEMENT is entered into as of January 2,
2002 (the "Effective Date"), by and among (a)HOVNANIAN ENTERPRISES, INC., a Delaware corporation (the "Buyer"), (b)(i) FORECAST HOMES, INC., a California corporation ("Forecast Homes"), and (ii)FORECAST PP2, LLC, a Delaware limited liability company ("Forecast PP2") (each, a "Seller," and collectively, the "Sellers"), and (c) JAMES P. PREVITI, an individual ("Previti").
THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:
A.	Prior to the Effective Date, The Forecast Group, L.P., a
California limited partnership (the "Group"), transferred certain of its tangible assets to a certain entity (such transfer of tangible assets shall be referred to as the "Asset Transfer").
B.	On or before January 9, 2002, the Group shall have transferred its intangible assets to Securities Partnership, L.P., a California limited partnership (the "Securities Partnership") (such transfer of intangible assets shall be referred to as the "Securities Transfer").
C.	As of the Effective Date, (a) Forecast Homes is the sole general partner of Securities Partnership, and (b) Forecast PP2 is the sole limited partner of Securities Partnership.
D.	Simultaneously herewith, the Buyer, the Group, and Previti are entering into an agreement (the "Asset Purchase Agreement") pursuant to which the Group shall sell certain of its assets to the Buyer.
E.	Prior to the Effective Date, the Buyer shall have delivered to the Sellers a copy of the resolutions adopted by the Buyer's Board approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby and each agreement, certificate, instrument or other document to be delivered pursuant hereto to which the Buyer is a party.
F.	At the Closing (and as a condition thereto), the Buyer and
Premier Group, Inc., a California corporation ("Premier"), and Prestige Homes, L.P., a California limited partnership ("Prestige") shall enter into an agreement (the "Non-Competition and Option Agreement") pursuant to which Premier shall agree, as more particularly set forth therein, to certain restrictions on its ability to (a) compete with the Buyer in the Homebuilding Business, and (b) solicit certain persons for employment.
G.	At the Closing (and as a condition thereto), the Buyer and
Previti shall enter into a lot option agreement (the "Lot Option Agreement") pursuant to which the Buyer shall have the option to purchase certain real property described therein.
H.	At the Closing (and as a condition thereto), the Buyer and
Previti shall enter into an agreement (the "ROFO Agreement") pursuant to which Previti shall grant to the Buyer an option/right of first offer with respect to certain real property.
I.	At the Closing (and as a condition thereto), the Buyer and
Previti shall enter into an option agreement (the "Park Meadows Option Agreement") pursuant to which the Buyer shall have the option to purchase certain real property described therein.
J.	At the Closing (and as a condition thereto), the Buyer and
Previti shall enter into a consulting agreement (the "Consulting Agreement") pursuant to which Previti shall provide certain consulting services to the Buyer with respect to the Homebuilding Business.
K.	At the Closing (and as a condition thereto), the Buyer and
Forecast Development, L.P., a California limited partnership ("Forecast Development"), shall enter into an agreement (the "Forecast Development Option and Purchase Agreement") pursuant to which Forecast Development shall grant to the Buyer an option to purchase Forecast Development's ownership interest in Premier.
L.	At the Closing (and as a condition thereto), the Buyer, Previti and the Sellers shall enter into an indemnification and release agreement (the "Indemnification and Release Agreement") in the form attached hereto as Exhibit A (the "Form of Indemnification and Release Agreement") pursuant to which (i) the Buyer shall indemnify and release the Sellers with respect to any claims with respect to the Assets and the Securities, and (ii) the Sellers and Previti shall indemnify and release the Buyer with respect to any claims regarding Excluded Assets.
M.	Subject to the terms and conditions of this Agreement, the
Sellers desire to sell and the Buyer desires to buy all of the partnership interests in Securities Partnership (the "Securities") at the Closing in consideration for, among other things, the Purchase Price.
NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and promises of the Parties, the Parties to this Agreement, intending to be legally bound, agree as follows:
SECTION 1. DEFINITIONS; PURCHASE AND SALE; CLOSING
1.1 Definitions.
1.1.1 General.  For all purposes of this Agreement, except as otherwise expressly provided herein:
(a) the terms defined in this Section 1 have the meanings
assigned to them in this Section 1 and include the plural as well as the singular;
(b) all accounting terms not otherwise defined in this
Agreement have the meanings assigned to them under GAAP;
(c) unless otherwise specified, all references in this
Agreement to designated "Sections," subsections and other subdivisions are to the designated Sections, subsections and other subdivisions of the body of this Agreement;
(d) pronouns of either gender or neuter shall include, as
appropriate, the other pronoun forms;
(e) the words "herein," "hereof," "hereby" and
"hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section, subsection or other subdivision; and
(f) the words "made available" shall mean a document that
(i)is filed with the SEC and accessible on the SEC's website as of the Effective Date, or (ii)has been placed in the data room accessible by the Buyer and its representatives for purposes of conducting its due diligence investigation on or before October 22, 2001.
1.1.2 Definitions.  As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply:
(a) "Action" means any action, complaint, claim, demand,
accusation, petition, investigation, suit or other proceeding, whether civil, criminal, administrative or investigative, in law or in equity, or before any arbitrator or Governmental Entity.
(b) "Affiliate" means a Person that directly, or
indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.
(c) "Affiliate Agreements" shall have the meaning set
forth in Section 2.10.1.
(d) "Agreement" means this Securities Purchase Agreement
by and among the Buyer, the Sellers and Previti, as the same may be amended or supplemented from time to time in accordance with its terms, together with all of the Exhibits and Schedules attached hereto or incorporated herein by reference.
(e) "Approval" means any approval, authorization,
consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.
(f) "Asset Purchase Agreement" shall have the meaning set
forth in Recital D.
(g) "Asset Transfer" shall have the meaning set forth in
Recital A.
(h) "Assets" shall have the meaning set forth in the
Asset Purchase Agreement.
(i) "Assignments and Assumption Agreement" shall have the
meaning set forth in Section 6.3.4.
(j) "Auditors" means Ernst & Young LLP, independent
public accountants to the Group.
(k) "Buyer" shall have the meaning set forth in the
introductory paragraph of this Agreement.
(l) "Buyer's Board" shall mean the board of directors of
the Buyer.
(m) "Change of Control" shall mean, in a transaction or
series of related transactions, (i) the liquidation, winding up, or dissolution of the Buyer, whether voluntary or involuntary, (ii) the sale of all or substantially all of the assets of the Buyer, (iii) the reorganization or recapitalization of the Buyer, or (iv) the sale, merger, or consolidation of the Buyer in which the holders of the securities of the Buyer immediately prior to such transaction(s) hold less than fifty percent (50%) of the voting power of the surviving entity after such transaction(s).
(n) "Closing" means the consummation of the purchase and
sale of the Securities pursuant to the terms of this Agreement.
(o) "Closing Date" shall mean January --, 2002 or such
other date as the Parties may mutually agree in writing.
(p) "Code" means the Internal Revenue Code of 1986, as
amended, and the rules and regulations promulgated thereunder.
(q) "Collateral Agreements" means, collectively, the Lot
Option Agreement, the ROFO Agreement, the Non-Competition and Option Agreement, the Park Meadows Option Agreement, the Consulting Agreement, the Forecast Development Option and Purchase Agreement, the Assignment and Assumption Agreement and the Indemnification and Release Agreement.
(r) "Company Names" shall mean the registered trademarks
"Forecast," "The Forecast Group," "America's Home," "New Beginnings" and "Homes for a New Generation."
(s) "Consolidated Forecast Entities" shall mean,
collectively, the entities listed on Schedule 1.1 (the "Consolidated Forecast Entities") attached hereto.
(t) "Consulting Agreement" shall have the meaning set
forth in Recital J.
(u) "Contract" means any agreement, arrangement, bond,
order, commitment, franchise, indemnity, indenture, instrument, lease, license, sales and purchase order or obligation or understanding, inclusive of amendments, express or implied, whether or not in writing, entered into by at least the Buyer, Previti, the Sellers or any Consolidated Forecast Entity, as applicable, specifically excluding, however, the Collateral Agreements.
(v) "Contract Property" shall have the meaning set forth
in Section 2.27.
(w) "Controlled Entity" means any entity (i) in which the
direct or indirect beneficial ownership (as described in Rule 13d-3 under the Exchange Act) of at least fifty-one percent (51%) of its voting securities is held by Previti, or (ii) with respect to which Previti has the contractual right to exercise control.
(x) "Day" shall mean Larry R. Day, a natural person.
(y) "days" shall mean calendar days, unless specifically
provided to the contrary in a particular instance in this Agreement.
(z) "Debt" shall have the meaning set forth in Section
1.8.
(aa) "Disclosure Schedule" means a disclosure schedule
attached to this Agreement and prepared by or on behalf of the Buyer or the Sellers, as applicable, which disclosure schedules set forth with specificity exceptions to the representations and warranties of the Buyer and the Sellers, respectively, contained in this Agreement.
(bb) "Effective Date" means the date this Agreement is
duly authorized, executed and delivered by each Party to the other, as more particularly set forth in the introductory paragraph of this Agreement.
(cc) "Employed Group" shall have the meaning set forth in
Section 2.5.6.
(dd) "Encumbrance" means any claim, mortgage, charge,
title restriction, title defect, easement, encumbrance, lease, covenant, security interest, hypothecation, lien, option, pledge, rights of others, or restriction of any kind, imposed by Contract or Law, except for any restrictions on transfer generally arising under any applicable federal or state securities law.
(ee) "Equity Securities" means any capital stock or other
equity interest or any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.
(ff) "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended, and the related regulations and published interpretations.
(gg) "Exchange Act" means the Securities Exchange Act of
1934, as amended, and the rules and regulations promulgated thereunder
(hh) "Excluded Assets" shall mean, collectively, the Hold-
Back Property and the Previti Projects.
(ii) "Excluded Employees" shall have the meaning set forth
in Section 4.2.3.
(jj) "Excluded Liabilities" shall mean any and all known
and unknown Liabilities (i)associated with the Excluded Assets or arising as a result of or in connection with the ownership or use of the Excluded Assets by the Sellers, including, without limitation, under any Environmental Law and (ii)of the Sellers, Previti or any of their Affiliates relating to, pertaining to, or arising out of the Assets with respect to income or other Taxes for periods or portions thereof ending on or prior to the Closing Date, including, without limitation, any Taxes arising in connection with the consummation of the transactions contemplated hereby.
(kk) "Executive Officers" means (i)with respect to the
Sellers, collectively, Messrs. Previti, Day, Glankler and Richard Munkvold and (ii)with respect to the Buyer, collectively, Messrs. Ara Hovnanian, Geaton DeCesaris, Peter Reinhart and Larry Sorsby.
(ll) "Exhibit" means an exhibit attached to, or
incorporated by reference in, this Agreement.
(mm) "Final Balance Sheet" shall have the meaning set
forth in Section 1.6.2 of the Asset Purchase Agreement.
(nn) "Financial Statements" shall have the meaning set
forth in Section 2.4.1.
(oo) "Forecast Development Option and Purchase Agreement"
shall have the meaning set forth in Recital K.
(pp) "Forecast Employee Plan" shall have the meaning set
forth in Section 2.18.1.
(qq) "Forecast 401(k) Plan" shall have the meaning set
forth in Section 5.7.2.
(rr) "Forecast Homes" has the meaning set forth in the
introductory paragraph of this Agreement.
(ss) "Forecast PP2" shall have the meaning set forth in
the introductory paragraph of this Agreement.
(tt) "GAAP" means generally accepted accounting principles
in the United States, as in effect from time to time, consistently applied.
(uu) "Glankler" shall mean Frank Glankler, a natural
person.
(vv) "Governmental Entity" means any government or any
agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.
(ww) "Group" has the meaning set forth in Recital A.
(xx) "Group's SEC Reports" shall have the meaning set
forth in Section 2.21.
(yy) "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino
Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.
(zz) "Hold-Back Property" shall have the meaning set forth
in the Asset Purchase Agreement.
(aaa) "Homebuilding Business" shall have the meaning set
forth in the Asset Purchase Agreement.
(bbb) "Indemnifiable Claim" means any Loss for or against
which any party is entitled to indemnification as set forth in Section 8.
(ccc) "Indemnification and Release Agreement" shall have
the meaning set forth in Recital L.
(ddd) "Indemnified Party" means the party entitled to
indemnity as set forth in Section 8.
(eee) "Indemnifying Party" means the party obligated to
provide indemnification as set forth in Section 8.
(fff) "Intangible Property" means any trade secret, secret
process or other confidential information or know-how and any and all Marks.
(ggg) "Intangible Rights" shall have the meaning set forth
in Section 1.2.
(hhh) "Intercompany Obligations" shall have the meaning set
forth in Section 2.26.
(iii) "IRS" means the Internal Revenue Service or any
successor entity.
(jjj) "knowledge of the Buyer" and words of similar import
and effect shall have the meaning set forth in Section 10.12.
(kkk) "knowledge of the Sellers" and words of similar
import and effect shall have the meaning set forth in Section 10.12.
(lll) "Park Meadows Option Agreement" shall have the
meaning set forth in Recital I.
(mmm) "Land Purchase Contracts" shall have the meaning set
forth in Section 2.27.
(nnn) "Law" means any constitutional provision, statute or
other law, rule, regulation, or interpretation of any Governmental Entity and any Order.
(ooo) "Liability" means any liability or obligation of any
kind, character or description, known or unknown, contingent or otherwise, whether liquidated or unliquidated, secured or unsecured and/or joint or several.
(ppp) "Loss" means any cost, damage, disbursement, expense,
liability, loss, deficiency, obligation, penalty or settlement of any kind or nature, contingent or otherwise, that is not recaptured through insurance proceeds or any other form of rebate, credit or reimbursement, including, without limitation, interest or other carrying costs, penalties, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement.
(qqq) "Lot Option Agreement" shall have the meaning set
forth in Recital G.
(rrr) "Mark" means any brand name, copyright, patent,
service mark, trademark, tradename and all registrations or application for registration of any of the foregoing.
(sss) "material adverse effect" means, with respect to a
Person or the Homebuilding Business, as applicable, any change or effect that has resulted or could reasonably be expected to result in Losses, together with any other change or effect, suffered in excess of $500,000; provided, however, that a decline or forecasted decline in general economic conditions or matters generally affecting homebuilding businesses in one or more real estate markets in which such Person conducts business or operates or any Real Property is located, or homebuilding companies in general (including, without limitation, the cost or availability of energy or energy-related products, changes in or affecting interest rates, securities markets, accounting principles, practices or conventions, applicable laws and regulations, homebuilding starts, closings, building and/or permit moratoria, zoning changes or comparable events or events in the nature of the foregoing) shall not be deemed to have a material adverse effect.
(ttt) "Material Contract" shall have the meaning set forth
in Section 2.10.1.
(uuu) "Non-Competition and Option Agreement" shall have the
meaning set forth in Recital F.
(vvv) "Office Lease" shall have the meaning set forth in
Section 5.8.
(www) "Order" means any decree, injunction, judgment,
order, ruling, assessment or writ.
(xxx) "Party" means any party to this Agreement.
(yyy) "Permissible Condominium Projects" shall have the
meaning set forth in the Asset Purchase Agreement.
(zzz) "Permit" means any license, permit, franchise,
certificate of authority, order or any waiver of the foregoing, required to be issued by any Governmental Entity in relation to the Securities.
(aaaa) "Person" means any association, corporation,
individual, partnership, limited liability company, trust or any other entity or organization, including any Governmental Entity.
(bbbb) "Policies" shall have the meaning set forth in
Section 2.16.1.
(cccc) "Premier" shall have the meaning set forth in
Recital F.
(dddd) "Previti" has the meaning set forth in the
introductory paragraph of this Agreement.
(eeee) "Previti Project" shall have the meaning set forth in the Asset Purchase Agreement.
(ffff) "Purchase Price" shall have the meaning set forth in
Section 1.3.
(gggg) "Recital" shall mean one of the introductory
paragraphs to this Agreement.
(hhhh)  "Representative" shall mean Previti (and any
designee or nominee so named by Previti).
(iiii) "ROFO Agreement" shall have the meaning set
forth in Recital H.
(jjjj) "Salomon" shall mean Salomon Smith Barney Inc.
(kkkk) "Schedule" means any schedule attached to, or
incorporated by reference in, this Agreement.
(llll) "SEC" shall mean the United States Securities
and Exchange Commission.
(mmmm) "Securities" shall have the meaning set forth
in Recital L.
(nnnn) "Securities Act" shall mean the Securities Act of
1933, as amended, and the rules and regulations promulgated thereunder.
(oooo) "Securities Partnership" shall have the meaning
set forth in Recital B.
(pppp) "Securities Transfer" shall have the meaning
set forth in Recital B.
(qqqq) "Seller" has the meaning set forth in the
introductory paragraph of this Agreement.
(rrrr) "Subsidiary" means any Person in which the
applicable Person has a direct or indirect equity or ownership interest in excess of ten percent (10%).
(ssss) "Tax" means any foreign, federal, state, county or
local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity, and any interest and/or penalties (civil or criminal) or addition to tax related thereto or to the nonpayment thereof.
(tttt) "Tax Indemnitees" shall have the meaning set
forth in Section 8.1.3.
(uuuu) "Tax Proceeding" shall have the meaning set
forth in Section 5.4.1.
(vvvv) "Tax Return" means a report, return or other
information required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Sellers, Previti the Group or Securities Partnership, including any amendments thereof.
(wwww) "WARN Act" means the Worker Adjustment and
Retraining Notification Act.
(xxxx) "Wells Fargo" shall mean Wells Fargo Home Mortgage
Company.
1.2 Transfer of the Securities by the Sellers. Subject to the terms and conditions of this Agreement, the Sellers shall sell all of the Securities outstanding on the Closing Date to the Buyer at the Closing by executing and delivering to the Buyer or its nominee an assignment agreement, in the form attached hereto as Exhibit B (the "Form of Partnership Interest Assignment"). In addition, the Sellers shall assign to the Buyer those certain intangible rights listed on Schedule 1.2 (the "Intangible Rights").
1.3 Purchase of the Securities by the Buyer. Subject to the terms and conditions of this Agreement, the Sellers shall sell the Securities and assign the Intangible Rights to the Buyer for a purchase price of Forty-Two Million Five Hundred Thousand Dollars ($42,500,000) (the "Purchase Price"), all of which shall be payable in cash.
1.4 Closing.  The Closing will take place (a) at the offices of
O'Melveny & Myers LLP, 610 Newport Center Drive, Newport Beach, California 92660, at 10:00 a.m. (Pacific Time) on January --, 2002 or (b)on such other date or at such other location as the Representative and the Buyer may mutually agree in writing. In no case shall the Closing occur after the date specified in Section 7.1, unless extended by the mutual written agreement of the Parties as provided in Section 7.1. At the Closing, the Buyer shall (i) pay the Purchase Price to the Sellers in cash by wire transfer of immediately available federal funds to such account(s) as shall be specified in instructions from the Representative to the Buyer at least three (3) business days prior to the Closing, and (ii)execute any and all documents that the Sellers and any other interested party in the transactions contemplated hereunder shall deem necessary to perfect the intentions of the Parties to this Agreement.
1.5 Purchase Price Allocation.  Each Party agrees that (a) the Purchase
Price being paid by the Buyer for the Securities and the assignment of the Intangible Rights shall be allocated among the Sellers as set forth in
Schedule 1.5 prepared in accordance with tax rules under Section 1060 and
Section 755 of the Code (the "Allocation of Purchase Price Among the Sellers"), and (b)none of the Parties shall cause to be filed any Tax Return or otherwise take any position for federal or state income Tax purposes which is materially inconsistent with the allocations set forth in Schedule 1.5. Each Party acknowledges that the treatment of the transactions evidenced by this Agreement for federal income Tax purposes may not correspond to the technical requirements for GAAP, and each Party reserves the right to report the transactions evidenced by this Agreement for GAAP in a manner different than the reporting for federal income Tax purposes.
1.6 Further Assurances.  At any time and from time to time after the
Closing Date, upon the written request of the Buyer or the Sellers to the other, as applicable, and without any cost or expense to the responding Party, the Buyer and the Sellers, as applicable, shall execute and deliver such instruments of conveyance, assignment and transfer and other documents as the Buyer or the Seller, as applicable, may reasonably request to (a) transfer to and vest in the Buyer (or any of its Subsidiaries), and to put the Buyer (or any of its Subsidiaries) in possession of the Securities, or
(b) to otherwise carry out the intent and purposes of this Agreement.
1.7 Representative. Each Seller hereby appoints the Representative to represent such Seller in connection with any part or all of the transactions contemplated by this Agreement and to take any and all action on its behalf under this Agreement that may be taken or received by such Seller as to any or all of the transactions contemplated under the terms of this Agreement. Without giving notice to any Seller, the Representative shall have full and irrevocable authority on behalf of each Seller to (a) deal with the Buyer,
(b)accept and give notices and other communications relating to this Agreement, (c) settle any disputes relating to this Agreement, (d) waive any condition to the obligations of the Sellers included in this Agreement, (e) execute any document or instrument that the Representative may deem necessary or desirable in the exercise of the authority granted under this Section 1.7, and (f) act in connection with all matters arising out of, based upon, or in connection with, this Agreement and the transactions contemplated hereby. Each Seller understands and agrees that the Representative has been appointed as the Representative of the other Seller. The Buyer shall be entitled to rely on the advice, information, instructions and decisions of the Representative evidenced by a writing signed by him without any obligation independently to verify, authenticate or seek the confirmation or approval of the Representative's advice, information, instructions or decisions or any other facts from any Seller or any other Person. Any certificate to be delivered by the Sellers at the Closing may be executed and delivered by the Representative on behalf of all of the Sellers.
1.8 Satisfaction of Debt. The Parties agree that the Buyer shall, simultaneous with the Closing, and as a condition thereto, satisfy any and all outstanding debt listed on Schedule 1.8 attached hereto (the "Debt") without any credit or reduction in the Purchase Price payable to the Seller under this Agreement or the Asset Purchase Agreement.
SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE SELLERS
The Parties agree that the sale of the Securities shall be without representation or warranty by the Sellers, express or implied, except as specifically set forth in this Agreement. Other than with respect to the representations and warranties contained in Sections 2.1.1, 2.1.2, 2.2 and
2.7 (as such survival is limited by Section 8.4.1), none of the representations and warranties contained herein shall survive the Closing; provided, however, that to the extent that the making of any such representation or warranty constituted actual fraud (and as further limited by Section 8.1.2) on the part of the Sellers, the Buyer's right to promptly bring any Action against the Sellers thereunder and to such extent shall survive the Closing and shall remain in full force and effect until the date that is ninety (90) days after the expiration of the applicable statutory period; provided, however, such Action shall be filed in accordance with
Section 10.10 by the Buyer within ninety (90) days after the Buyer's knowledge thereof or the claim (and the applicable remedy) shall be automatically waived. Except as otherwise specifically indicated on the Seller's Disclosure Schedule as to the particular section as to which an exception is being disclosed, the Sellers represent and warrant to the Buyer as follows:
2.1 The Group; the Sellers.
2.1.1 Ownership at the Closing.  At the Closing, each Seller shall have good and marketable title to, and sole record and beneficial ownership of, all of the Securities set forth opposite its name on Schedule
2.1.1 (the "Ownership Schedule"), all of which are to be transferred to the Buyer by each Seller pursuant to this Agreement free and clear of all Encumbrances.
2.1.2 Transfer of Unencumbered Title to the Securities.  Upon the
Closing, the Sellers shall transfer to the Buyer legal and beneficial ownership of, and all right to vote, all of the Securities, free and clear of all Encumbrances.
2.1.3 Formation; Power and Authority.  The Securities Partnership
is a duly formed and validly existing limited partnership, in good standing, under the Laws of the State of California with the power under the California Revised Limited Partnership Act and its partnership agreement to own, lease and operate its properties and to carry on its business as now conducted and is duly qualified to do business in the jurisdictions listed on the Seller's Disclosure Schedule, except where the failure to so qualify will not have a material adverse effect. Forecast Homes has been duly incorporated and is validly existing in good standing under the Laws of the State of California and has corporate power and authority to enter into this Agreement and to consent to the transfer of the Securities to the Buyer. Forecast PP2 has been duly formed and is validly existing in good standing as a limited liability company under the Laws of the State of Delaware, with the power under the limited liability company statute of the State of Delaware and its limited liability company agreement to enter into this Agreement, perform its obligations hereunder and to transfer, convey and sell to the Buyer at the Closing the Securities to be sold to the Buyer by such Seller. The Sellers are duly qualified or registered to transact business in each jurisdiction in which they conduct businesses, except where the failure, individually or in the aggregate, to be so qualified or registered could not reasonably be expected to have a material adverse effect on the assets, businesses operations, earnings, properties or condition of the Seller. The Sellers have made available to the Buyer true, correct and complete copies of all organizational or constituent documents of each of the Sellers and the Consolidated Forecast Entities.
2.1.4 Authorization.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby by each Seller have been duly and validly authorized by such Seller's board of directors (or other comparable governing body) and, if necessary, the shareholders of such Seller, and by all other necessary corporate or partnership action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or limiting creditors' rights generally and equitable principles.
2.2 Capitalization.  Schedule 2.1.1 lists the sole general partner and the sole limited partner of the Securities Partnership, together with their percentage interests in the Securities Partnership, as of the Effective Date. All such interests in Securities Partnership have been duly authorized and validly issued, free of any pre-emptive rights or other Encumbrances and are fully paid, with no obligation to make any contribution to the capital of the Securities Partnership or other liability attaching to the ownership of such interests, except for the liability of the sole general partner of the Securities Partnership under the partnership agreement of the Securities Partnership and the California Revised Limited Partnership Act. As of the Closing Date, there shall not be any (a) outstanding options, warrants, Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue or rights to acquire, any interest in the Securities Partnership, or to restructure or recapitalize the Securities Partnership, or
(b) outstanding Contracts to repurchase, redeem or otherwise acquire any interest in the Securities Partnership.
2.3 Subsidiaries.  Except as set forth on the Sellers' Disclosure
Schedule, Securities Partnership does not directly or indirectly own any beneficial or record interest in any corporation, partnership, joint venture, trust or other Person other than ordinary cash-management investments.
2.4 Financial Statements; Changes; Contingencies.
2.4.1 Audited Financial Statements.  For financial reporting purposes, the financial statements of the Group are attached to Schedule
2.4.1 (the "Financial Statements of the Group"). The Sellers have delivered to the Buyer audited balance sheets for the Group at October 31, 2001, 2000 and 1999 and the related audited statements of operations, equity and cash flows for the years ended October 31, 2001, 2000 and 1999 (the "Financial Statements"). The Financial Statements have been prepared in conformity with GAAP as applicable to an Exchange Act reporting company with registered equity securities (except for changes, if any, required by GAAP and disclosed therein) and present fairly, in all material respects, the financial position of the Group at October 31, 2001, 2000 and 1999 and the results for the years then ended.
2.4.2 No Undisclosed Liabilities.  Except as set forth on
Schedule 2.4.1, to the Seller's knowledge, the Consolidated Forecast Entities shall have no material Liabilities (contingent or otherwise) or obligations, in each case that are required to be disclosed by GAAP, other than (a) the Liabilities reflected in the most recent Financial Statements, (b)Liabilities incurred since the date thereof in the ordinary course of business generally consistent with past practices that cannot, individually, in the aggregate, reasonably be expected to have a material adverse effect, and (c)Liabilities specifically delineated as to nature and amount on the Seller's Disclosure Schedule.
2.5 No Material Adverse Changes.  Except as set forth on Schedule 2.4.1 and resulting from the Asset Transfer, from and after October 31, 2001, there has not been, occurred or arisen, whether or not in the ordinary course of business:
2.5.1 to the Sellers' knowledge, any change in or event affecting the Consolidated Forecast Entities that has had a material adverse effect on the Consolidated Forecast Entities, taken as a whole;
2.5.2 to the Sellers' knowledge, any strike or other labor
dispute pertaining to the Homebuilding Business;
2.5.3 to the Sellers' knowledge, any Loss (whether or not covered by insurance) of any property of the Consolidated Forecast Entities (including, without limitation, the Assets) that has involved a material Loss or Losses to the Consolidated Forecast Entities, taken as a whole, or with respect to such Property in excess of all applicable insurance coverage (excepting deductible amounts);
2.5.4 any declaration, set aside or payment of any distribution with respect to Securities Partnership's partnership or other equity interests (whether in cash or in kind) or redemption, purchase or other acquisition by Securities Partnership of any of its partnership or other equity interests;
2.5.5 any capital expenditure (or series of related capital
expenditures) by any Consolidated Forecast Entity (a)outside the ordinary course of business generally consistent with past practices, or (b)for assets other than land in excess of Fifty Thousand Dollars ($50,000);
2.5.6 other than one-time bonuses paid prior to the Closing Date, and compensation increases for individuals earning less than One Hundred Thousand Dollars ($100,000) on an annualized basis, any (a) percentage increase in the bonus, salaries, fringe benefits or other compensation paid by any Consolidated Forecast Entity to any of its partners, members, officers, managers, employees, agents or consultants (collectively, the "Employed Group") or made any other change in the employment terms for any of the Employed Group outside the ordinary course of business or inconsistent with past practices, (b)grant of severance or termination pay to any present or former member of the Employed Group outside the ordinary course of business, (c)loan or advance of money or other property by any Consolidated Forecast Entity to any present or former member of the Employed Group, or
(d)establishment, adoption, entrance into, material amendment or termination of any Forecast Employee Plan. Nothing in this Section 2.5.6 shall serve to prevent the Group, Sellers, Previti or any Consolidated Forecast Entity from extending any existing Forecast Employee Plan, or substituting another provider for any existing Forecast Employee Plan or other service utilized in providing for employee payroll activities or Employee Plans;
2.5.7 any material delay or postponement of the payment of any accounts payable or other liabilities by any Consolidated Forecast Entity in a manner inconsistent with their ordinary course of business or any occasional or recurring past practices;
2.5.8 any assumption, creation, guarantee or incurrence by any
Consolidated Forecast Entity of any indebtedness, whether absolute or contingent (other than to finance the acquisition, development or construction of real property or in the ordinary course of business generally in accordance with past practices);
2.5.9 any settlement of any lawsuit by, or any initiation of, any lawsuit against, any Consolidated Forecast Entity, other than those (a) Orders or Actions that are set forth on the Sellers' Disclosure Schedule, and
(b) settlements, lawsuits and/or Actions that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect upon the Securities Partnership, the Assets or the Consolidated Forecast Entities, taken as a whole;
2.5.10 any change, in any material respect, in any of the
accounting practices or principles used by the Consolidated Forecast
Entities;
2.5.11 the making of any loans, advances, capital
contributions or investments made by the Consolidated Forecast Entities in or to any Person outside the ordinary course of business generally consistent with past practices;
2.5.12 any acquisition (by merger, consolidation or
acquisition of stock or assets) by any Consolidated Forecast Entity of any corporation, limited liability company, partnership or other business organization or division thereof or substantially all of the assets thereof;
2.5.13 any material settlement, material agreement or
material arrangement concerning any alleged construction defect of any home constructed or sold by any Consolidated Forecast Entity, whether or not such alleged defect were covered by or subject to any warranty provided by such Consolidated Forecast Entity, involving an individual amount in excess of One Hundred Thousand Dollars ($100,000); or
2.5.14 any Encumbrance, transfer, lease, license or other
disposition of any Asset or of the assets of any Consolidated Forecast Entity or the making of any loans, advances, capital contributions or investments by the Consolidated Forecast Entities in or to any Person other than in the ordinary course of business generally in accordance with past practices.
2.6 Absence of Certain Changes.  Except as set forth on Schedule 2.4.1, from and after October 31, 2001, the Consolidated Forecast Entities have
(a)used commercially reasonable efforts to preserve their business and goodwill, including the goodwill of their customers, employees, subcontractors, suppliers and other Persons having material business relations with them, and (b)maintained their intangible assets in a commercially reasonable manner generally consistent with past practices.
2.7 Taxes.
2.7.1 Filing of Returns.  Except as provided on the Sellers'
Disclosure Schedule, all Tax Returns required to be filed by or on behalf of any Consolidated Forecast Entity have been duly and timely filed (taking into account any extensions), and, to Previti's knowledge, such Tax Returns are true, correct and complete in all material respects and have been prepared in accordance with applicable Laws. Except as provided on the Sellers' Disclosure Schedule, all Taxes (whether or not shown as payable on the Tax Returns or on subsequent assessments with respect thereto) have been paid in full and no other Taxes or penalties are payable by any Consolidated Forecast Entity or the Sellers (as such Taxes related to the income of such Consolidated Forecast Entity) with respect to items or periods covered by such Tax Returns (whether or not shown or reportable on such Tax Returns) or with respect to any period or portion thereof ending on or prior to the Closing Date other than Taxes which are not yet due. Each of the Consolidated Forecast Entities has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. Except as set forth on the Sellers' Disclosure Schedule, an extension of time, within which to file any such Tax Return which has not been filed, has not expired.
2.7.2 Liens.  There are no liens on any of the assets of the
Consolidated Forecast Entities with respect to Taxes, other than liens for
(a)Taxes not yet due and payable, or (b)Taxes that are being contested in good faith through appropriate procedures and/or proceedings and for which adequate reserves have been established.
2.7.3 Tax Returns.  Except as set forth on the Seller's
Disclosure Schedule, the Sellers have made available to the Buyer true and complete copies of (a)all income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of the Consolidated Forecast Entities relating to Taxes, and (b)all Tax Returns for the Consolidated Forecast Entities for all periods from and after the Group's 1999 taxable year. None of the Consolidated Forecast Entities has ever been a member of an affiliated group filing consolidated Tax Returns. The Consolidated Forecast Entities do not do business in or derive income from any state, local, territorial or foreign Taxing jurisdiction other than those for which all Tax Returns have been furnished to the Buyer.
2.7.4 Tax Deficiencies; Audits; Statutes of Limitations.  The Tax
Returns of any Consolidated Forecast Entity are not currently being audited by a government or taxing authority with jurisdiction, nor, is any such audit pending or threatened (either in writing or verbally, formally or informally). No deficiencies exist or are expected to be asserted with respect to Taxes of any Consolidated Forecast Entity. Except as set forth on the Sellers' Disclosure Schedule, none of the Consolidated Forecast Entities has received notice (either in writing or verbally, formally or informally) or, to the Sellers' knowledge, expects to receive notice that it has not filed a Tax Return or paid Taxes required to be filed or paid by it. None of the Consolidated Forecast Entities is a party to any action or proceeding for assessment or collection of Taxes, or, has such event been asserted or threatened (either in writing or verbally, formally or informally) against any Consolidated Forecast Entity or any of its assets (including, without limitation, the Assets). No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of any Consolidated Forecast Entity.
2.7.5 Special Tax Status.  None of the Consolidated Forecast
Entities is a "foreign person" (as that term is defined in Section 1445 of the Code). None of the Consolidated Forecast Entities has filed a consent under Section 341(f) of the Code concerning collapsible corporations. None of the Consolidated Forecast Entities has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. None of the Consolidated Forecast Entities is required to recognize an adjustment to income under Section 481 of the Code for any Tax period following the Closing Date. None of the Sellers or the Securities Partnership is liable for Taxes pursuant to Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Tax law), as a transferee or successor, by contract or otherwise, or is currently under any contractual obligation to indemnify any person with respect to any amount of Taxes, or is a party to any tax sharing agreement or any other agreement providing for payments by any of the Sellers or the Securities Partnership with respect to Taxes.
2.7.6 No Withholding.  The transactions contemplated in this
Agreement are not subject to the withholding provisions of Section 3406 of the Code, subchapter A of Chapter 3 of the Code or of any other provision of Law.
2.7.7 Valid Partnership Status.  The Securities Partnership and
any subsidiary of the Securities Partnership, if any, will, for tax purposes, be treated as a partnership for all periods of its existence.
2.8 Compliance with Applicable Laws.  Except as set forth on the
Sellers' Disclosure Schedule, to the Sellers' knowledge, (a) each Consolidated Forecast Entity has complied and is in compliance, in all material respects, with all applicable Laws in the conduct of its business, including, without limitation, the Homebuilding Business, and (b)no Governmental Entity has filed, commenced or, to the Seller's knowledge, threatened an Action against any Consolidated Forecast Entity alleging a failure to so comply, nor has any Governmental Entity indicated in writing an intention to commence the same.
2.9 Absence of Unethical Business Practices.  No Consolidated Forecast
Entity has directly or indirectly given or agreed to give any gift or similar benefit to any customer, subcontractor, supplier, government employee or other Person who was or is in a possible position to help or hinder any Consolidated Forecast Entity, which gift or benefit might subject such Consolidated Forecast Entity to any criminal proceedings in any material respect.
2.10 Material Contracts.
2.10.1 The Consolidated Forecast Entities.  The Sellers'
Disclosure Schedule lists each Contract (each, a "Material Contract," and collectively, the "Material Contracts") that, as of the Effective Date:
(a) shall obligate the successor owner of any of the
Assets to pay a contractor or subcontractor an amount in excess of Two Hundred and Fifty Thousand Dollars ($250,000) over a one (1)-year period;
(b) shall obligate the successor owner of any of the
Assets to pay to any party other than a contractor or subcontractor an amount in excess of Fifty Thousand Dollars ($50,000) over a one (1)-year period;
(c) represents an indenture, loan or credit agreement in
excess of Fifty Thousand Dollars ($50,000), or provides for or evidences a loan or extension of credit, a letter of credit or any security or guaranty in excess of Fifty Thousand Dollars ($50,000) in respect thereof, to which any Consolidated Forecast Entity or any of its properties or assets is a party or bound;
(d) expressly limits or restricts the ability of any
Consolidated Forecast Entity or an equityholder or Affiliate thereof to compete or otherwise to generally conduct its business in any manner or place;
(e) provides a guaranty or indemnity (other than
indemnities that are provided in the ordinary course of business consistent with past practice, e.g., mechanics lien indemnities, among others) by any Consolidated Forecast Entity;
(f) other than those that are available due to
information arising in relation to a resolution of the board of directors of any Consolidated Forecast Entity or the written approval of the president of any Consolidated Forecast Entity, grants a power of attorney, agency or similar authority to another Person or entity;
(g) contains a right of first refusal or first offer or
other preemptive right obligation on the part of any Consolidated Forecast Entity, except as otherwise set forth in this Agreement (or any other related agreements);
(h) obligates any Consolidated Forecast Entity to
construct for, or sell a residence or other building or improvement to, any Person;
(i) represents a Contract under which any Person provides
services to any Consolidated Forecast Entity in connection with the construction of single-family, for-sale residences or the development of real property which is not terminable by such Consolidated Forecast Entity without further liability on not more than thirty (30) days' notice, except as otherwise set forth in this Agreement;
(j) represents a Contract under which any Person provides
material to any Consolidated Forecast Entity in connection with the construction of single-family, for-sale residences or the development of real property and which is not terminable by such Consolidated Forecast Entity without further liability within thirty (30) days' notice or less;
(k) represents a lease Contract of at least one (1)
years' duration beyond the Effective Date in which any Consolidated Forecast Entity is the lessor or the lessee of any personal property, or holds or operates any equipment, machinery, vehicle or other tangible personal property owned by a third party that is directly and currently used in connection with the Homebuilding Business, except for the AS-400 hardware computer system;
(l) represents (i)a sales agency, broker or finder
Contract, (ii)a loan origination or customer referral Contract that involves an aggregate payment in excess of Fifty Thousand Dollars ($50,000), (iii)a consulting, advisory, marketing, management and other service agreements that are not terminable by the Consolidated Forecast Entities without further liability on not more than thirty (30) days' notice and provides for annual payments per individual agreement exceeding Fifty Thousand Dollars ($50,000), or (iv)a performance, completion, surety or other bond or performance guarantee of more than Fifty Thousand Dollars ($50,000) in each instance to which any Consolidated Forecast Entity is a party or bound;
(m) the termination, breach, default, repudiation,
nonperformance or loss of or default in the counterparty's performance of which could reasonably be expected to have a material adverse effect on the Consolidated Forecast Entities, taken as a whole;
(n) is between or among or affects any Consolidated
Forecast Entity, on the one hand, and any officer, director or manager of any Consolidated Forecast Entity, any Seller, any Controlled Entity or any of their Affiliates on the other hand (collectively, "Affiliate Agreements"); and
(o) that relates to the development of any single-family,
for-sale residences.
True, correct and complete copies of such Material Contracts, including all amendments and supplements, if any, have been made available to the Buyer.
2.10.2 No Breach.  To the Sellers' knowledge, each
Consolidated Forecast Entity has duly performed, in all material respects, all of its obligations arising under each Material Contract listed on the Sellers' Disclosure Schedule to the extent that such obligations to perform have accrued. Except as specifically set forth on the Sellers' Disclosure Schedule, to the Sellers' knowledge, no breach or default, alleged breach or default (or notice of same), or event which would (with the passage of time, notice or both) constitute a breach or default thereunder in any material respect by any Consolidated Forecast Entity, or any other party or obligor with respect thereto, has occurred under any Material Contract or will occur as a result of this Agreement. Except as set forth on the Sellers' Disclosure Schedule, to the Seller's knowledge, no person shall have the contractual right to terminate or repudiate any Material Contract on less than twenty (20) days' notice as a result of the consummation of the transactions contemplated by this Agreement.
2.11 Adequacy of Assets.  The assets of the Securities Partnership and the Assets include all assets and properties of every kind and description, real, personal or mixed, tangible or intangible, the use of which is reasonably necessary to enable the Buyer to conduct the Homebuilding Business substantially as conducted prior to the Effective Date.
2.12 Intangible Property.  The Securities Partnership has the rights to and ownership of all Intangible Property required for use in connection with the Homebuilding Business as conducted prior to the Effective Date. The Consolidated Forecast Entities do not use any Intangible Property by consent or license of any other Person (other than those governmental agencies who may grant such rights and/or licenses) and none of the Consolidated Forecast Entities is required to or do make any payments to others (other than those governmental agencies who may grant such rights and/or licenses) with respect to any Intangible Property. To the Sellers' knowledge, the Intangible Property is not being infringed by any Person and the Intangible Property or any use by the Consolidated Forecast Entities of any such property does not conflict with or infringe the rights of any Person. To the Seller's knowledge, the Consolidated Forecast Entities have taken all reasonable steps to protect, maintain and safeguard the Intangible Property and have made all filings and executed all agreements necessary in connection therewith, including obtaining registrations for certain of the Company Names from the United States Patent and Trademark Office. No Action is pending or has been rendered, or to the Sellers' knowledge, has been threatened in writing by any Person or Governmental Entity which would limit, cancel or question the validity, enforceability, ownership or use of any Intangible Property, including the Company Names. The Consolidated Forecast Entities have the right to use, in a manner substantially consistent with occasional or recurring past practice, all housing plans, blueprints, elevation drawings and specifications being used by any Consolidated Forecast Entity prior to the Effective Date in the Homebuilding Business.
2.13 Labor Relations.  Except as set forth on Schedule 2.13, (a) none of the Consolidated Forecast Entities is a party to, nor bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated; (b) none of the Consolidated Forecast Entities is the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor, to the Sellers' knowledge, is any such proceeding threatened; (c) there is no strike, work stoppage, slowdown or, to the Sellers' knowledge, similar labor dispute involving the Consolidated Forecast Entities pending or threatened; (d) no material grievance is pending or, to the Sellers' knowledge, threatened; (e) no representation exists respecting any of the employees of the Consolidated Forecast Entities within the past two (2) years, nor, to the Sellers' knowledge, are there any campaigns currently being conducted to authorize representation by any labor organizations; (f)all of the Consolidated Forecast Entities are in material compliance with all applicable Laws, agreements, contracts and policies relating to employment, employment practices, wages, hours, terms and conditions of employment, except for failures to so comply, if any, that individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Consolidated Forecast Entities, taken as a whole; (g) no Consolidated Forecast Entity is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; (h) each Consolidated Forecast Entity has complied in all material respects with their material payment obligations to all employees thereof in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any policy, practice, agreement, plan, program or any statute or other Law; (i) no Consolidated Forecast Entity is liable for any material severance pay or other payments to any employee or former employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan or program of the Consolidated Forecast Entities, nor will any Consolidated Forecast Entity have any liability which exists or arises, or may be deemed to exist or arise, under any applicable Law or otherwise, as a result of the termination by any Consolidated Forecast Entity of any persons employed by it on or prior to the Closing Date; (j) no Consolidated Forecast Entity has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past five (5) years that was subject to the WARN Act, nor has any such entity planned or announced any such action or program for the future; and (k) each Consolidated Forecast Entity is in material compliance with its notice obligations under the WARN Act.
2.14 Minute Books.  To the Seller's knowledge, the minute books of
Securities Partnership contain a complete and accurate summary of all material actions and proceedings taken through the Effective Date by the partners of Securities Partnership, and such minute books contain true and complete copies of the constituent documents of Securities Partnership and all related amendments.
2.15 Accounting Records.  The Securities Partnership maintains (a)
books, records and accounts that accurately and fairly reflect their assets and transactions, and (b) a system of internal accounting controls that have been reviewed by the Auditors and which the Group and Securities Partnership reasonably believe are sufficient to provide reasonable assurance that
(i)transactions are accurately and promptly recorded to permit the preparation of fairly presented financial statements, (ii)transactions are executed in accordance with management's general or specific authorization, and (iii) access to the Assets is permitted only in accordance with management's general or specific authorization.
2.16 Insurance.
2.16.1 Policies; Defaults.  The Sellers' Disclosure Schedule
lists all insurance policies and bonds in excess of a face amount of One Hundred Thousand Dollars ($100,000) with respect to the Consolidated Forecast Entities (the "Policies"). Except as set forth on Schedule 2.16.1, to the Sellers' knowledge, no material disagreement or dispute exists between any of the insurers and any Consolidated Forecast Entity or any Affiliate thereof, other than with respect to whether not the standard ISO insurance contract provisions apply to the North American Capacity ("NAC") policy for calendar year 2001 (it being the position of the Consolidated Forecast Entities that it does and it being the position of NAC that it does not). The Consolidated Forecast Entities believe that this dispute relates only to the scope of insurance coverage and not the obligation of NAC to defend and indemnify the Consolidated Forecast Entities, NAC having already undertaken such defense and indemnity in a number of cases now pending, subject to defense arrangements undertaken in accordance with applicable reservation of rights; provided, however, nothing herein shall constitute a waiver of any Consolidated Forecast Entity's rights against such insurers. To the Sellers' knowledge, no Consolidated Forecast Entity is in material default under any such Policy or bond. No Consolidated Forecast Entity has received any written notice from any insurer (inclusive of any successors-in-interest of such insurers or any replacement insurers) or agent of any intent to cancel or not renew any such Policy or bond.
2.16.2 Claims.  There is no material claim by any
Consolidated Forecast Entity pending under any of the Policies as to which coverage has been denied to it in writing by any of the issuers of the Policies covering such claim. To the Sellers' knowledge, there has been no occurrence that may form the basis of a material claim that is by or on behalf of any Consolidated Forecast Entity under any such Policy that has not been made or tendered. To Seller's knowledge, no coverage as to any material claim under any of such Policies has been denied by the underwriters of such Policy, excluding any qualifications regarding the underwriters' reservation of rights. All premiums currently due and payable under all the Policies have been paid in all material respects.
2.17 Employees.  The Buyer has been provided with a list of the names of all employees (including those on leave of absence or layoff status) of each Consolidated Forecast Entity employed as of the Effective Date engaged in the Homebuilding Business, their job title, employment date and their aggregate annual cash compensation (all such information shall be accurate as of the Effective Date). As of the Effective Date, except as set forth on the Sellers' Disclosure Schedule, (a) the Consolidated Forecast Entities do not have any outstanding loan from or to any Affiliate, or any agent, employee, or officer of any Consolidated Forecast Entity, and (b) no material representations, warranties or covenants have been made to, or agreements have been reached with, any employee in material variance with the provisions of the employee manual with respect to their employment, compensation or benefits. Except with respect to the Excluded Employees, no executive or employee has given written notice as of the Effective Date of their plans to terminate employment with any Consolidated Forecast Entity during the twelve
(12) months subsequent to the Effective Date. The Sellers' Disclosure Schedule sets forth a list of each employee of the Group who has a management, employment or bonus contract, or contract for personal services between any Seller and any officer, consultant, employee, or agent of any Seller.
2.18 Employee Benefit Plans.
2.18.1 Employee Benefit Plans, Collective Bargaining and
Employee Agreements, and Similar Arrangements.
(a) Except with respect to the Excluded Employees, the
Sellers' Disclosure Schedule contains a true and complete list of all employee benefit, bonus, auto allowance, consulting, change in control, fringe benefit plans and collective bargaining, employment or severance agreements or other similar arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any current or former member of the Employed Group has any present or future right to benefits sponsored or maintained by any Consolidated Forecast Entity or to which any Consolidated Forecast Entity is a party, is required to make any contribution, or by which any of them is bound, or with respect to which any of them has any liability or obligation, including, without limitation, (i) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, or other equity-based compensation, pension, retainer, consulting, retirement, severance, plant closing, loan or loan guarantee, change in control, welfare or incentive plan, agreement or arrangement, (ii) any plan, agreement or arrangement providing for "fringe benefits" or perquisites to any current or former member of the Employed Group, officers, directors or agents, including, without limitation, benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance, (iii) any written employment agreement, or (iv) any other "employee benefit plan" (within the meaning of Sections 3(3) and 3(37) of ERISA, including, without limitation, multiemployer plans) (each, a "Forecast Employee Plan," and collectively, the "Forecast Employee Plans").
(b) The Sellers have made available to the Buyer true and
complete copies of (i)all material documents and existing written summary plan descriptions (and written descriptions of any oral Forecast Employee Plans) with respect to the plans, agreements and arrangements listed on the Sellers' Disclosure Schedule, (ii) each trust agreement, annuity or insurance contract, or other funding instrument, if any, pertaining to each Forecast Employee Plan, (iii)the most recent annual report (IRS Form 5500 Series), including all schedules to such reports, if applicable, filed with respect to each Forecast Employee Plan for which such a filing is required, (iv) the most recent determination letter, if applicable, and (v)the most recent plan audits, financial statements, and accountant's opinion (with footnotes) for each Forecast Employee Plan.
(c) To the Sellers' knowledge, other than the Auditor's
inquiries respecting certain of Previti's individually directed off-balance sheet 401(k) retirement plan investments: (i) each Forecast Employee Plan has been established and administered in material compliance with the applicable provisions of ERISA (as amended through the Effective Date), the regulations and published authorities thereunder, and all other applicable Laws; (ii) each Consolidated Forecast Entity has administered each Forecast Employee Plan substantially in accordance with its terms and have performed all of its obligations under all such plans, agreements and arrangements; (iii) each Forecast Employee Plan that is intended to be qualified within the meaning of
Section 401(a) of the Code has received a favorable determination letter as to its qualification, and to the Sellers' knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iv) for each Forecast Employee Plan with respect to which Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof; (v) all benefits due under each Forecast Employee Plan have been timely paid; and (vi) there are no Actions (other than routine uncontested claims for benefits) pending or, to the Sellers' knowledge, threatened against such plans or their assets, or arising out of such plans, agreements or arrangements and no facts or circumstances exist that reasonably could give rise to any such Actions.
2.18.2 Qualified Plans.  None of the Forecast Employee Plans
is, and no Consolidated Forecast Entity or any member of its "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code) has or in the past three (3) years has had any obligation with respect to, a stock bonus, pension or profit-sharing plan within the meaning of Section 401(a) of the Code, or an employee pension benefit plan within the meaning of Section 3(2) of ERISA.
2.18.3 Health Plans.  To the Sellers' knowledge, (a) all
group health plans of the Consolidated Forecast Entities have been operated in substantial compliance with the group health plan continuation coverage requirements of Section 162(k) and Section 4980B of the Code and Title I of ERISA to the extent such requirements are applicable, and (b) except as required by Section 4980B of the Code, no Forecast Employee Plan provides for any post-employment coverage.
2.18.4 Other Plans.  To the Sellers' knowledge, none of the
Forecast Employee Plans is, and no Consolidated Forecast Entity has in the past three (3) years sponsored or contributed to, a multi-employer plan (as defined in Section 3(37) of ERISA), a multiple employer plan, any plan subject to the minimum finding provisions of ERISA or the Code or a voluntary employees' beneficiary association as defined in Section 501(c) of the Code. No Forecast Employee Plan provides retiree welfare benefits and no Consolidated Forecast Entity has any obligations to provide retiree welfare benefits.
2.18.5 Joint and Several Liability.  With respect to each
current Forecast Employee Plan maintained, or contributed to by any entity which either is currently or was previously under common control with any Consolidated Forecast Entity as determined under Section 414 of the Code or
Section 3(5) of ERISA, to the Sellers' knowledge, no event has occurred and no condition exists that after the Effective Date could reasonably subject the Buyer or any Consolidated Forecast Entity, directly or indirectly, by reason of their affiliation with any member of their controlled group to any Tax, fine, lien, penalty or other liability (including liability under any indemnification agreement) under applicable laws, rules and regulations imposed by ERISA.
2.18.6 Contributions.  To the Sellers' knowledge, (a) all
material contributions and material payments to or with respect to each Forecast Employee Plan have been timely made, and (b)the Consolidated Forecast Entities have made adequate provision for reserves to satisfy all contributions and payments that have not been made because they are not yet due under the terms of such Forecast Employee Plan or related arrangement, document or applicable Law.
2.18.7 No Change in Control Triggers.  Except as set forth
on the Sellers' Disclosure Schedule, no Forecast Employee Plan provides for any accelerated payments, deemed satisfaction of goals or conditions, new or increased benefits, forgiveness or modification of loans or vesting conditioned in whole or in part upon a change in control of any Consolidated Forecast Entity, or otherwise as a result of the execution of this Agreement or the transactions contemplated by this Agreement.
2.18.8 No Benefits Increases.  No agreement, commitment or
obligation exists to increase any benefits under any Forecast Employee Plan or to adopt any new Forecast Employee Plan.
2.18.9 No Audits or Prohibited Transactions.  To the
Sellers' knowledge, (a) no audit or investigation by any Governmental Entity is pending regarding any Forecast Employee Plan, and (b)no person acting on behalf of any Consolidated Forecast Entity dealing with any Forecast Employee Plan has intentionally and knowingly engaged in any prohibited transactions (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or knowingly committed any breach of a fiduciary duty.
2.18.10 No Unfunded Benefits.  No Forecast Employee Plan has
any unfunded accrued benefits that are not fully reflected in the Financial Statements (including, without limitation, any accruals or reserves or other provisions for any liabilities that may be triggered upon any change in control of any Consolidated Forecast Entity) and, to the Seller's knowledge, no "reportable event" (as such term is defined in ERISA section 4043) or "accumulated funding deficiency" (as such term is defined in ERISA section 302 and Code section 412 (whether or not waived)) has occurred with respect to any Seller Employee Plan.
2.19 No Brokers or Finders.  Other than Salomon, no agent, broker, finder, or investment or commercial banker, or other Person or firm acting on behalf of the Sellers in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or the transactions contemplated hereunder; provided, however, that (a)the Buyer shall have full responsibility for any other Person claiming through the Buyer, if any, and
(b)the Sellers shall have full responsibility for Salomon.
2.20 Accounts Receivable.  Except as set forth on the Sellers'
Disclosure Schedule, the accounts and notes receivable reflected in the Financial Statements and all accounts and notes receivable of any Consolidated Forecast Entity arising prior to the Effective Date, other than accounts and notes receivable from Affiliates and accounts and notes receivable collected since then in the ordinary course of business substantially in accordance with past practices, (a)arose from bona fide sales or contracting transactions by the Consolidated Forecast Entities in the ordinary course of business or substantially in accordance with past practices, (b)represent bona fide indebtedness of the respective debtors, and
(c) to the Sellers' knowledge, are collectible in full in accordance with their terms at their recorded amounts as of their respective due dates, subject only to the reserve for bad debts set forth in the Financial Statements, and are not subject to any defense or offset.
2.21 SEC Reports.  The Sellers have made available to the Buyer, in the form filed with the SEC, except to the extent permitted by Regulation S-T, the Group's (a)Annual Report on Form 10-K for the fiscal year October 31, 2001, (b)any Current Reports on Form 8-K filed by it after October 31, 2001, and (c)any amendments and supplements to any such reports filed by the Group with the SEC (collectively, the "Group's SEC Reports"). The Group has timely made all filings applicable to the Group with the SEC required by the Exchange Act. As of their respective dates, each of the Group's SEC Reports did not contain any untrue statement of a material fact applicable to the Group or omit to state a material fact applicable to the Group required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
2.22 Information Generally.  The information prepared by the Sellers and thereafter made available by the Sellers to the Buyer in or pursuant to this Agreement or in or pursuant to the Schedules or Exhibits hereto does not and will not, as of the date provided, contain any untrue statement of a material fact, and does not and will not, as of the date provided, omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances under which they were made, not misleading.
2.23 No Conflicts; Government Approvals; Third-Party Consents.  Except
as set forth on the Sellers' Disclosure Schedule, the execution, delivery and performance of this Agreement by the Sellers and the consummation of any of the transactions contemplated hereby will not, to the Sellers' knowledge, (a) violate, or constitute a material breach or material default (whether upon lapse of time or notice or both) under, or results in any material augmentation or acceleration of rights, benefits or obligations (including prepayment obligations, penalties, fees or charges related to any indebtedness) of any party under, the constituent documents of any Consolidated Forecast Entity or any Contract listed on the Sellers' Disclosure Schedule, or (b) violate any Law or Order applicable to any Consolidated Forecast Entity or any of its properties or assets, except for such violations, breaches or defaults that cannot reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Consolidated Forecast Entities taken as a whole, or the Assets. Except as set forth on the Sellers' Disclosure Schedule, this Agreement and/or as required under the Hart-Scott-Rodino Act, the execution and delivery of this Agreement by the Sellers and the performance of this Agreement by the Sellers shall not require a filing or registration with, or the issuance of any Permit or Approval by, any other Person or Governmental Entity.
2.24 Legal Proceedings.  Except as set forth on the Sellers'
Disclosure Schedule, (a) no Order or Action is pending or, to the Sellers' knowledge, threatened against the Sellers, any Intangible Property or any Consolidated Forecast Entity or any of the Consolidated Forecast Entities properties or assets that, if resolved unfavorably against such property or Person, individually or when aggregated with one or more other such Orders or Actions, would have a material adverse effect on such Person or property or would materially and adversely affect the Sellers' ability to materially perform this Agreement, (b) the Sellers do not reasonably expect any of such Orders or Actions, individually or in the aggregate, to have a material adverse effect on the Consolidated Forecast Entities, taken as a whole,
(c)no Action is pending against the Seller or any Consolidated Forecast Entity that would prevent the execution, delivery or performance of this Agreement by any Seller or the transfer, conveyance and sale of the Securities to be sold by the Sellers to the Buyer pursuant to the terms hereof, and (d) the Seller is not a party to, subject to or bound by any Law or Order.
2.25 Receipt of Agreements; Access to Information.  The Sellers have received and read this Agreement. The Buyer has provided the Sellers within a reasonable time period prior to the date hereof the opportunity to obtain information which the Buyer possesses or can acquire without unreasonable effort or expense with respect to the Buyer, and the Sellers have received all additional information with respect to the Buyer that they have requested.
2.26 Intercompany Obligations. All Contracts, liabilities or other obligations or business relationships between each Consolidated Forecast Entity, on the one hand, and any of the Sellers, Previti or any Controlled Entity, on the other hand (the "Intercompany Obligations"), have been, or prior to the Effective Date shall be, reconciled with Schedule 2.26 (the "Intercompany Obligations"), and none of the same shall appear on the Final Balance Sheet. As of the Effective Date, other than pursuant to this Agreement, no Consolidated Forecast Entity will have any Contract, Liability or other obligation with or to any Affiliate or Seller (except as otherwise contemplated under this Agreement or any other related agreements).
2.27 Land Purchase Contracts.  The Sellers' Disclosure Schedule lists all Contracts to which each Consolidated Forecast Entity is a party pursuant to which such Consolidated Forecast Entity is obligated to or has an option or other right to purchase any developed or undeveloped real property (the "Contract Property") as of the Effective Date (the "Land Purchase Contracts"). True and correct copies of all Land Purchase Contracts have been made available to the Buyer. The Sellers' Disclosure Schedule also sets forth an identifying description or, if available, the street address of each parcel of Contract Property or another description thereof sufficient to identify the Contract Property subject thereto.
SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Parties agree that the purchase of the Securities shall be without representation or warranty by the Buyer, express or implied, except as specifically set forth in this Agreement. None of the representations and warranties contained herein shall survive Closing; provided, however, that to the extent that the making of any such representation or warranty constituted actual fraud (and as further limited by Section 8.2) on the part of the Buyer, the Seller's right to promptly bring an Action against the Buyer thereunder and to such extent shall survive the Closing and shall remain in full force and effect until the date that is ninety (90) days after the expiration of the applicable statutory period; provided, however, such Action shall be filed in accordance with Section 10.10 by the Seller within ninety
(90) days after the Seller's actual discovery thereof or the claim (and the applicable remedy) shall automatically be waived. Except as otherwise indicated on the Buyer's Disclosure Schedule as to the particular section as to which an exception is being disclosed, the Buyer represents and warrants to the Sellers and Previti as follows:
3.1 Organization and Related Matters.  The Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the necessary corporate power and authority (a)to own and operate its business as now being conducted and as presently proposed to be conducted, and (b)to execute, deliver and perform this Agreement.
3.2 Authorization.  The execution, delivery and performance of this
Agreement by the Buyer have been duly and validly authorized by the Buyer's Board and by all other necessary corporate action on the part of the Buyer, including, without limitation, the requisite vote of the holders of the capital stock of the Buyer, and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or the transactions contemplated hereunder. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or limiting creditors' rights generally and equitable principles.
3.3 No Conflicts; Government Approvals; Third-Party Consents.  Except as
set forth on the Buyer's Disclosure Schedule, the execution, delivery and performance of this Agreement by the Buyer will not, to the Buyer's knowledge, violate the provisions of, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under (a) the constituent documents of the Buyer or any of its Subsidiaries, or (b) any Law or Order to which the Buyer or its Subsidiaries or any of their assets is subject, except for such violations, breaches or defaults that cannot reasonably be expected to be materially adverse to the Buyer and its Subsidiaries, taken as a whole. Except as set forth with specificity on the Buyer's Disclosure Schedule and/or as required under the Hart-Scott-Rodino Act, the execution and delivery of this Agreement by the Buyer and the performance of this Agreement by the Buyer will not require a filing or registration with, or the issuance of any Permit or Approval by, any other third party or Governmental Entity.
3.4 Investment Representation.  The Buyer is acquiring the Securities from the Sellers for the Buyer's own account, for investment purposes only and not with a view to or for sale in connection with the public distribution thereof. The Buyer is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act, or has such knowledge and experience in financial and business matters that the Buyer is capable of evaluating the merits and risks of, and the Buyer is able to bear the economic risk of and lack of liquidity inherent in, acquiring the Securities. The Buyer acknowledges that the Securities have not been and will not be registered under the Securities Act or qualified under any state securities or blue sky laws. The Buyer does not currently own, beneficially or of record, any portion of the Securities.
3.5 No Brokers or Finders. No agent, broker, finder, or investment or commercial broker, or other person or firm acting on behalf of the Buyer in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or the transactions contemplated hereunder; provided, however, that (a) the Sellers shall have full responsibility for Salomon, and (b) the Buyer shall have full responsibility for obligations to any other Person claiming through the Buyer.
SECTION 4. COVENANTS PRIOR TO CLOSING
4.1 Access.  The Sellers shall afford and cause the Securities
Partnership and the Consolidated Forecast Entities to afford the Buyer, its agents and its attorneys reasonable access during normal business hours, upon advance written notice and in such manner as will not unreasonably interfere with the usual day-to-day conduct of the Securities Partnership's or the Consolidated Forecast Entities' respective businesses, to the offices, properties and financial records of each Consolidated Forecast Entity and the Securities Partnership as the Buyer may reasonably request from time to time.
4.2 Preservation of Business Prior to the Closing Date.  During the
period beginning on the Effective Date and ending on the Closing Date:
4.2.1 Conduct of Business.  Except as otherwise set forth on the
Sellers' Disclosure Schedule, the Sellers shall cause the Consolidated Forecast Entities and the Securities Partnership to conduct the Homebuilding Business in the ordinary course of business.
4.2.2 Goodwill.  The Sellers shall use commercially reasonable efforts to preserve the goodwill of customers, suppliers and others having business relations with any Consolidated Forecast Entity.
4.2.3 Employees.  The Sellers and the Buyer shall consult with each other concerning, and the Sellers shall act in a commercially reasonable manner (at no cost to the Sellers) to assist the Buyer in seeking to keep available to the Buyer, the services of the employees of the Consolidated Forecast Entities and any officers of the Consolidated Forecast Entities, other than the employees listed on Schedule 4.2.3 (the "Excluded Employees"), whom the Sellers are free to solicit for new employment at any time; provided, however, the Buyer understands and agrees that the Sellers cannot assure and, therefore, are not obligated to assure, that existing employees maintain their employee status. Following the Effective Date, neither the Sellers nor the Consolidated Forecast Entities shall, without the Buyer's prior written consent, (a) increase the compensation or fringe benefits or any present or former director, officer or employee of any Consolidated Forecast Entity (except for increases in salary or wages in the ordinary course of business consistent with past practices and one-time bonuses paid prior to the Closing Date), (b) grant any severance or termination pay to any present or former director, officer or employee of any Consolidated Forecast Entity, (c) lend or advance any money or other property to any present or former director, officer or employee of any Consolidated Forecast Entity, or
(d) establish, adopt or enter into any Forecast Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Forecast Employee Plan if it were in existence as of the date of this Agreement.
4.3 Notification of Certain Matters.  The Sellers shall give prompt written notice to the Buyer, and the Buyer shall give prompt written notice to the Sellers, of such Party's respective knowledge of (a) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material adverse respect at any time between the Effective Date and the Closing Date, and (b) any failure of the Buyer or the Sellers, as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that any event, occurrence or failure of occurrence of which a party shall notify the other party under clause (a) above shall not be deemed a breach or default with respect to any provision of this Agreement.
4.4 Approvals.  Prior to Closing, the Sellers and the Buyer each agree to cooperate and use commercially reasonable efforts to obtain all (and shall promptly prepare all registrations, filings and applications, requests and notices preliminary to all) Approvals that may be necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Approvals listed on the Sellers' Disclosure Schedule (which shall be obtained at the Sellers' expense) and the Buyer's Disclosure Schedule (which shall be obtained at the Buyer's expense). To the extent that the Approval of a third party with respect to any material Contract is required in connection with the transactions contemplated by this Agreement but is not obtained prior to the Closing Date, the Sellers shall (but without limitation on the Buyer's rights under Section 6.2 and without any cost to the Sellers) attempt in a commercially reasonable manner to assist the Buyer in obtaining for the Buyer the benefits of each such Contract.
4.5 No Shop. During the time period beginning on the Effective Date and ending on the Closing Date, none of the Consolidated Forecast Entities nor any Affiliates thereof shall directly or indirectly solicit, initiate or participate in any negotiations with any Person other than the Buyer concerning any merger or sale of substantially all of the assets, sale of equity interests or similar transactions involving the Consolidated Forecast Entities, or directly or indirectly disclose any non-public information to any Person with respect to this transaction other than the Buyer, its employees, advisors and other representatives. If either Party seeks to assert a breach of the provisions under this Section 4.5, such aggrieved Party must (a) provide the other Party with written notice of such intended action within thirty (30) days of such aggrieved Party's knowledge of the basis for such breach, and (b) file and serve an action within forty-five
(45) days of such aggrieved Party's knowledge of such breach.
4.6 Financial Statements. Prior to the Effective Date, each Party shall provide the other Party with the financial statements incorporated in such Party's (or the Group's, if applicable) Form 10-K filed with the SEC (such financial statements shall be certified by such Party's (or the Group's, if applicable) independent public accountants) for the three (3) fiscal years immediately preceding the Effective Date. Prior to the Closing Date, upon the explicit written direction of the Buyer received by the Sellers from the Buyer prior to the Effective Date, the Sellers shall provide the Buyer with financial statements related to the Homebuilding Business in such form and content and for such time periods as shall be required for the Buyer's SEC filings in connection with the Buyer's reporting to the SEC of the Buyer's purchase of the Securities. With reference to such requirement, the Buyer shall concurrently reference the applicable SEC requirement (including, without limitation, the applicable rule or SEC comment) as to the content thereof.
4.7 Intercompany Obligations.  Prior to the Effective Date, the Sellers
shall cause all Intercompany Obligations to be reconciled with Schedule 2.26.
4.8 Tax Status of Securities Partnership.  From the Effective Date
through the Closing Date, the Sellers shall continue to treat Securities Partnership as a partnership for tax purposes. Any Subsidiaries of the Securities Partnership that are partnerships will similarly continue to be treated for tax purposes or partnerships through the Closing Date.
SECTION 5. ADDITIONAL CONTINUING COVENANTS
5.1 Non-Competition. The Sellers agree to be bound by the terms and provisions of Section 5.1 of the Asset Purchase Agreement to the same extent as Previti as if they were parties thereto.
5.2 Nondisclosure of Proprietary Data. Each of Previti and the Sellers agrees that it will not, and will cause the Consolidated Forecast Entities to not (a) divulge or otherwise disclose any trade secret or other proprietary data concerning the business or policies of Securities Partnership as they relate to Securities Partnership, or (b) divulge or otherwise disclose to Persons other than the Buyer, any confidential information concerning the business or policies of Securities Partnership as they relate to Securities Partnership, except, in each case, (i) to the extent that such information is or hereafter becomes lawfully obtainable from other sources, (ii) to the extent that such information is necessary or appropriate to disclose to a Governmental Entity having jurisdiction over the disclosing Party, (iii) as may otherwise be required by Law, or (iv) to the extent such duty of confidentiality is waived in writing by the Buyer.
5.3 Tax Returns.
5.3.1 Sellers' Preparation.  The Sellers shall cause to be
prepared and timely filed (or provided to the Buyer for execution and filing, if applicable) when due (taking into account all extensions properly obtained) all Tax Returns of Securities Partnership for taxable periods beginning before the Closing Date and ending on or prior to the Closing Date. All Tax Returns described in this Section 5.3.1 shall be provided to the Buyer for its information only not less than twenty (20) days prior to the proposed filing date and shall be prepared and filed in a manner substantially consistent with past practice and/or on the advice of the Sellers' professional advisors or as otherwise required by Law. On such Tax Returns, no position shall be taken, election made or method adopted without the Buyer's written consent (which shall not be unreasonably withheld or delayed) that is materially inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (provided that no positions shall be taken, elections made or methods used which would have the effect of deferring income to periods after the Closing Date or accelerating deductions to periods before the Closing Date).
5.3.2 Buyers' Preparation.  The Buyer shall cause to be prepared and timely filed (subject to applicable extension rights) all Tax Returns of Securities Partnership that are not described in Section 5.3.1 above. The relevant portion of any such Tax Return prepared by the Buyer or its Affiliates which includes any allocation of the Purchase Price under Section 1060 or Section 755 of the Code shall be provided to the Sellers for their review and approval (which approval shall not be unreasonably withheld or delayed) not less than twenty (20) days prior to the proposed filing date and shall be prepared and filed in a manner substantially similar to or substantially consistent with past practice and/or on the advice of the Buyer's professional advisors in keeping with the terms set out in Section
1.5 of this Agreement or as otherwise required by Law.
5.4 Tax Cooperation.
5.4.1 Tax Proceedings.  After the Closing Date, the Sellers and
the Buyer shall, and shall cause their respective Affiliates to, cooperate in a commercially reasonable manner with each other in the preparation and filing of all Tax Returns and any Tax investigation, audit or other proceeding with respect to the Securities Partnership (a "Tax Proceeding") and shall provide, or cause to be provided, any records and other information in their possession or control or in the control of their agents reasonably requested by such other Party in connection therewith as well as access to, and the cooperation of, their respective Auditors at each Party's request. The Buyer shall notify the Sellers in writing promptly upon receipt by the Buyer or any Affiliate of any notice of any pending or threatened audits or assessments relating to Taxes with respect to the Securities Partnership other than Taxes as to which the Sellers have no indemnification obligation or other liability relating to Taxes. Failure to provide such notice shall not affect the Sellers' indemnification obligations under Section 8.1.3 unless such failure materially prejudices the Sellers. The Sellers shall have the right to control the handling and disposition of such audit and any administrative or court proceeding relating thereto (and to employ counsel of their choice at the shared expense of both Parties) to the extent that such audit or proceeding could result in increased Tax liabilities of the Sellers for the period covered by the Tax Proceeding or an increase in their indemnification obligations to the Buyer under this Agreement; provided, however, that the Buyer shall have the right to participate in the Tax Proceeding and to employ counsel of its choice at its expense. The Sellers shall not agree to any settlement concerning Taxes of the Securities Partnership for any taxable period which would result in an increase of more than One Million Dollars ($1,000,000) in Taxes of the Buyer or the Securities Partnership for any taxable period ending after the Closing Date, without the prior written consent of the Buyer. Except in the case of the Buyer to the extent such costs are indemnified by the Sellers, the Buyer and the Sellers shall bear their respective costs and expenses in connection with any Tax Proceeding. Any information obtained pursuant to this Section 5.4 or pursuant to any other Section of this Agreement providing for the sharing of information or the review of any Tax Return or other information relating to Taxes shall be subject to Section 10.9.
5.4.2 Interim Closing of Books.  The Sellers' distributive share of the Securities Partnership's income, gain, loss and deduction for the taxable year of the Securities Partnership that includes the Closing Date shall be determined on the basis of an interim closing of the books of the Securities Partnership as of the close of business on the Closing Date and shall not be based upon a proration of such items for the entire taxable year.
5.5 Section 754 Election.  With respect to the Tax year in which the
Closing occurs, the Securities Partnership and any of its subsidiaries which are treated as partnerships for income tax purposes will have a valid election under Section 754 in effect (and any comparable election under state law).
5.6 Cooperation.  After the Closing Date, the Buyer shall afford the
Sellers, and their respective accountants, counsel and other representatives, reasonable access during normal business hours to the books and records of the Group and/or Securities Partnership for the period prior to the Closing Date that relate to Tax matters or any third-party claims against the Sellers relating to the business of the Group and/or Securities Partnership during any such periods. The Sellers, or their respective representatives, may, at such Seller's own expense, make copies of such books and records. The Buyer understands that there are certain 2001, 2000 and 1999 tax returns for entities associated with the Group for which Tax Returns have not yet been prepared, and that such tax returns are identified on the Sellers' Disclosure Schedule. The Buyer agrees after the Closing to, upon reasonable prior notice which may be written or oral, give the Sellers' accountants and tax accountants access to the information needed to prepare such returns and the Buyer shall cause Securities Partnership's accounting personnel to be made available to the Sellers and their advisors for this purpose.
5.7 Employees and Employee Benefits.
5.7.1 Eligibility for Buyers; Recognition of Employee Service
Plans. The Buyer shall make available to employees of any Consolidated Forecast Entity who continue employment with the Buyer access and a right to participate in all of the benefit plans, programs, and policies sponsored by the Buyer for the benefit of its employees generally, to the extent they would otherwise be eligible under such plans, at benefit levels in the aggregate that are the same as are generally applicable to other similarly situated employees of the Buyer, including, without limitation, to receive credit for all of their service prior to the Closing Date with any Consolidated Forecast Entity under all employee benefit plans, programs and policies sponsored by the Buyer for the benefit of employees generally to the same extent such service was credited under the Forecast Employee Plans.
5.7.2 401(k) Plan.  The Sellers shall cause the Group's 401(k)
Plan (the "Forecast 401(k) Plan") to be stopped immediately after the Closing Date, except for any parallel plans that may be associated with the Forecast 401(k) Plan. The Buyers shall promptly file (and Seller's shall provide any written consent or agreement to such action as is necessary to perfect such termination) an application with the IRS for approval of plan termination and shall promptly terminate the Forecast 401(k) Plan upon receipt of such approval. The Sellers shall, with respect to all employees who are participants in the Forecast 401(k) Plan, contribute and allocate to the accounts of such participants all employer contributions (including matching contributions with respect to all employee contributions and salary deferrals) that would otherwise have been made to the Forecast 401(k) Plan for the 2001 plan year (with respect to the time period prior to Closing
Date) but for the cessation of the Forecast 401(k) Plan, regardless of whether or not such participants are credited with a year of service for such plan year or are employed by the Group on the last day of the plan year.
5.7.3 Employees Generally.  The Buyer acknowledges that it
intends to use commercially reasonable efforts to continue the employment of the current non-executive employees of the Consolidated Forecast Entities for a period of at least six (6) months after the Closing Date, provided that nothing contained herein shall be construed as requiring the Buyer or the Securities Partnership to continue the employment or position of any specific Person.
5.8 Assumption of Office Lease. In the event that the assumption of the tenant's entire interest in that certain office lease dated as of November 7, 2000 (and the amendment to such lease dated as of June 18, 2001) wherein PRF is the landlord and the Group is the tenant for space being constructed by Previti (the "Office Lease") is not accomplished by operation of Law at the Closing, the Buyer shall assume the tenant's entire interest in that Office Lease. Subject to the approval of Wells Fargo, the terms of the Office Lease may be adjusted as it pertains to the demised premises to provide space for offices for Previti (and/or Previti's Affiliates) and Wells Fargo. For so long as Glankler (or his successor), as regional manager of the Buyer, is reasonably satisfied that the prices and services of Wells Fargo are reasonably comparable to the prices and services of the competitors of Wells Fargo, then the Buyer shall continue to engage Wells Fargo for a period of at least one (1) year after the Closing Date in the capacity engaged by the Group as of immediately prior to the Closing Date.
5.9 Use of Name.  The assets acquired by the Buyer under this Agreement shall include the exclusive use of the "Forecast Homes" name; provided, however, notwithstanding anything stated herein, Previti shall have the right to continue to use the name "Forecast" in connection with (a) its business arrangements with Premier Homes, Inc., and (b) all of Previti's non-homebuilding entities. The Buyer shall have the exclusive right to use the name "Forecast Homes" in homebuilding activities for so long as the Buyer uses such name on a reasonably regular basis, e.g., the Buyer has failed to use such name for a period of twelve (12) consecutive months or more. As of the Closing Date, the Sellers shall have all intangible rights used in the Homebuilding Business as of the Effective Date.
5.10 Change of Control.  The Buyer shall not enter into any agreement with any third party to effect or obligate itself to effect a Change of Control unless the surviving entity of such contemplated Change of Control transaction shall agree to assume all of the Buyer's obligations under this Agreement (and any other related agreements).
5.11 Insurance.  The Sellers and Previti shall assign the Policies for the benefit of Buyer on or as promptly after the Closing as possible.
SECTION 6. CONDITIONS OF PURCHASE
6.1 General Conditions.  The obligations of the Parties to effect the
Closing shall be subject to the following conditions, except to the extent waived in writing by all Parties:
6.1.1 No Orders; Legal Proceedings.  No Law or Order shall have been enacted, entered, issued or enforced by any Governmental Entity, nor shall any Action have been instituted and remain pending at what would otherwise be the Closing Date, which prohibits or restricts or would (if successful) prohibit or materially restrict the transactions contemplated by this Agreement. No Governmental Entity shall have notified any Party that consummation of the transactions contemplated by this Agreement would constitute a violation of any Laws of any jurisdiction or that it intends to commence proceedings to restrain or prohibit such transactions or force divestiture or rescission, unless such Governmental Entity shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date.
6.1.2 Approvals.  All Approvals required to be obtained from any
Governmental Entity to consummate the transactions contemplated by this Agreement shall have been received or obtained on or prior to the Closing Date.
6.1.3 Hart-Scott-Rodino Act Approvals.  If applicable, all
waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have been expired or otherwise been terminated.
6.1.4 No Prohibition.  No Action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable result would (a) prevent consummation of any of the transactions contemplated hereby, or (b) cause any of the transactions contemplated hereby to be rescinded following consummation.
6.1.5 Asset Purchase Agreement.  All of the Closing conditions set forth in the Asset Purchase Agreement have been satisfied or waived by the parties thereto.
6.2 Conditions to Obligations of the Buyer.  The obligations of the
Buyer to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by the Buyer:
6.2.1 Representations and Warranties and Covenants of the
Sellers. The representations and warranties of the Sellers contained in this Agreement (as qualified by matters set forth as exceptions thereto in the Sellers' Disclosure Schedule and as otherwise permitted by the terms of this Agreement) shall be true in all material respects at the Effective Date and at the Closing Date, as applicable, with the same effect as though made at and as of such time; provided, however, that if for any reason this condition cannot be satisfied because of an event, condition, occurrence or failure of occurrence, or as a result of Seller's obtaining knowledge of same, between the Option Date and the Effective Date, the fact that this condition could not be satisfied shall not be deemed a breach of this Agreement by the Seller. The Sellers shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date, and the Sellers shall have delivered to the Buyer a certificate of the Sellers to such effect, dated the Closing Date, in the form of Exhibit C (the "Form of the Sellers' Certificate") attached hereto.
6.2.2 Consents.  The Sellers shall have obtained (and provided satisfactory evidence to the Buyer of receipt of) any Approvals of third parties set forth on the Sellers' Disclosure Schedule, including without limitation, that of Premier.
6.2.3 Delivery of the Securities.  The Sellers shall have
executed the Partnership Interests Assignment and shall have delivered the Securities and/or any and all instruments representing the same to the Buyer, free of any and all Encumbrances, along with any necessary or appropriate stock powers or endorsements.
6.2.4 FIRPTA Affidavits.  Each of the Sellers shall have executed and delivered affidavits in a form reasonably satisfactory to the Buyer, providing, among other things, under penalty of perjury, their respective U.S. taxpayer identification numbers and that none of them is a "foreign person" within the meaning of Sections 1445 and 7701 of the Code.
6.2.5 Opinion of Counsel.  O'Melveny & Myers LLP, legal counsel for the Sellers, shall have delivered to the Buyer a legal opinion substantially in the form of Exhibit D (the "Form of OM&M Legal Opinion") attached hereto.
6.2.6 Sellers' Certificates.  The Sellers shall have caused to be delivered to the Buyer certificates, in a form reasonably satisfactory to the Buyer, which shall include:
(a) copies of the resolutions that the boards of
directors of the Sellers, the partners and the shareholders thereof adopting and approving the execution, delivery, and performance of this Agreement and each agreement, certificate, instrument and other document to be delivered pursuant thereto to which they are party; and
(b) incumbency certificates setting forth the names,
offices, and signatures of the Persons signing on behalf of the Sellers.
6.2.7 Other.  The Sellers shall have delivered to the Buyer such other certificates as the Buyer may reasonably request to effect the transactions contemplated hereby; provided, however, the Sellers shall not be obligated to undertake any step which would create obligations or liabilities not specifically set forth in this Agreement, including, without limitation, any obligations or liabilities to any third-parties.
6.2.8 Disclosure Documents.  The Sellers shall have delivered to the Buyer copies of the Group's SEC Reports.
6.2.9 Non-Competition and Option Agreement.  Premier shall have validly executed and delivered the Non-Competition and Option Agreement.
6.2.10 Lot Option Agreement.  Previti shall have validly
executed and delivered the Lot Option Agreement.
6.2.11 ROFO Agreement.  Previti shall have validly executed
and delivered the ROFO Agreement.
6.2.12 Park Meadows Option Agreement.  Previti shall have
validly executed and delivered the Park Meadows Option Agreement.
6.2.13 Consulting Agreement.  Previti shall have validly
executed and delivered the Consulting Agreement.
6.2.14 Forecast Development Option and Purchase Agreement.
Forecast Development shall have validly executed and delivered the Forecast Development Option and Purchase Agreement.
6.2.15 Indemnification and Release Agreement.  The Sellers
and Previti shall have validly executed and delivered the Indemnification and Release Agreement.
6.3 Conditions to Obligations of the Sellers.  The obligations of the
Sellers to effect the Closing shall be subject to the following conditions, except to the extent waived by the Sellers in writing:
6.3.1 Representations and Warranties and Covenants of the Buyer.
The representations and warranties of the Buyer herein contained (as qualified by matters set forth as exceptions thereto in the Buyer's Disclosure Schedule) shall be true in all material respects at the Effective Date and at the Closing Date, as applicable, with the same effect as though made at and as of such time; the Buyer shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date. The Buyer shall have delivered to the Sellers a certificate of the Buyer to such effect, dated the Closing Date, the form of which appears as Exhibit E (the "Form of the Buyer's Certificate") attached hereto.
6.3.2 Consents.  The Buyer shall have obtained any and all
Approvals of third parties that are necessary in order to consummate the transactions contemplated hereby, including, without limitation, the Approvals set forth on the Buyer's Disclosure Schedule.
6.3.3 Opinion of Counsel.  Simpson Thacher & Bartlett, legal counsel for the Buyer, shall have delivered to the Sellers a legal opinion substantially in the form of Exhibit F (the "Form of ST&B Legal Opinion") attached hereto.
6.3.4 Assumption of Liabilities.  The Buyer shall have assumed all of the Liabilities of each of the Consolidated Forecast Entities with respect to the Homebuilding Business pursuant to an assignment and assumption agreement in the form of Exhibit G (the "Form of Assignment and Assumption Agreement") attached hereto. Nothing contained therein shall require the Buyer to assume the Excluded Liabilities.
6.3.5 Assumption of Guarantees.  The Buyer shall have assumed the guarantees identified in Schedule 6.3.5 (the "Assumption of Guarantees") by an instrument acceptable to the Sellers that fully and completely releases each Seller that is a guarantor thereunder and each partner or shareholder, as applicable, of each such Seller, from any liability under such guarantees.
6.3.6 Secretary's Certificate.  The Buyer shall have delivered to the Sellers a certificate, in a form acceptable to the Sellers, which shall include:
(a) a long-form good standing certificate from the
Secretary of State of the State of Delaware, dated no earlier than five (5) business days before the Closing Date, stating that the Buyer is in existence and in good standing under the laws of the State of Delaware;
(b) a copy of the resolutions that the boards of
directors or executive committees of the Buyer adopted approving the execution, delivery, and performance of this Agreement and the transactions contemplated hereby and each agreement, certificate, instrument or other document to be delivered pursuant hereto to which it is a party; and
(c) an incumbency certificate setting forth the names,
offices, and signatures of all of the officers signing on behalf of the
Buyer.
6.3.7 Purchase Price.  The Buyer shall have delivered to the
Sellers the Purchase Price by wire transfer of immediately available federal funds to such account or accounts as shall be specified in instructions from the Representative prior to the Closing Date.
6.3.8 Office Lease.  The Buyer shall have assumed the Office
Lease.
6.3.9 Other Matters.  The Buyer shall have delivered to the
Sellers such other certificates, documents and instruments as the Sellers may reasonably request to effect the transactions contemplated hereby.
6.3.10 Lot Option Agreement.  The Buyer shall have validly
executed and delivered the Lot Option Agreement.
6.3.11 Non-Competition and Option Agreement.  The Buyer
shall have validly executed and delivered the Non-Competition and Option Agreement.
6.3.12 ROFO Agreement.  The Buyer shall have validly
executed and delivered the ROFO Agreement.
6.3.13 Park Meadows Option Agreement.  The Buyer shall have
validly executed and delivered the Park Meadows Option Agreement.
6.3.14 Consulting Agreement.  The Buyer shall have validly
executed and delivered the Consulting Agreement.
6.3.15 Forecast Development Option and Purchase Agreement.
Forecast Development shall have validly executed and delivered the Forecast Development Option and Purchase Agreement.
6.3.16 Indemnification and Release Agreement.  The Buyer
shall have validly executed and delivered the Indemnification and Release Agreement.
6.3.17 Satisfaction of Debt.  The Buyer shall have satisfied all of the Debt in accordance with Section 1.8.
SECTION 7. TERMINATION OF OBLIGATIONS; SURVIVAL
7.1 Termination of Agreement.  Anything in this Agreement to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement shall terminate if the Closing (including, without limitation, the Sellers' receipt of the Purchase Price) does not occur on or before 10:00 a.m. (Pacific Time) on February 1, 2002, unless extended by mutual consent in writing of the Buyer and the Sellers, and otherwise may be terminated at any time before the Closing as follows and in no other manner:
7.1.1 Mutual Consent.  By mutual consent in writing of the Buyer and the Sellers.
7.1.2 Conditions to the Buyer's Performance Not Met.  By the
Buyer, by written notice to the Sellers, if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of the Buyer to consummate the transactions contemplated by this Agreement as set forth in Section 6.1 or 6.2. Notwithstanding the foregoing, the Buyer may not terminate this Agreement pursuant to this Section 7.1.2 if such failure of condition resulted, in whole or in part, from the breach by the Buyer of any of its obligations under this Agreement.
7.1.3 Conditions to the Sellers' Performance Not Met.  By the
Sellers, by written notice to the Buyer, if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligation of any Seller to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Sellers may not terminate this Agreement pursuant to this Section 7.1.3 if such failure of condition resulted, in whole or in part, from the breach by the Sellers of any of their obligations under this Agreement.
7.1.4 Material Breach.  By the Buyer or the Sellers if there has been a material misrepresentation or other material breach by the other in its representations, warranties or covenants set forth in this Agreement; provided, however, that if such breach is susceptible to cure, the breaching Party shall have ten (10) business days after actual receipt of written notice from the other Party of its intention to terminate this Agreement if such breach continues in which to cure such breach.
7.2 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 7.1, all further obligations of the Parties under this Agreement shall terminate without further liability of any Party to any other, except that the obligations of the Parties contained in Sections 10.9, 10.14 and 10.16 shall survive any such termination. A termination under Section 7.1 shall not relieve any Party of any liability that may otherwise exist for a willful breach of, or for any willful misrepresentation under, this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach; provided, however, that the Buyer shall not have the right to pursue any form of injunctive relief against Previti, any of the Sellers or any of the Consolidated Forecast Entities. Additionally, no termination shall give rise to the release of the Buyer from any loss, cost, claims, damages or indemnities provided to the Sellers under this Agreement with respect to any of the Buyer's (or its agents) due diligence.
7.3 Effect of Closing Over Known Unsatisfied Conditions.
7.3.1 Waiver.  If either the Buyer or the Sellers elect to
proceed with the Closing, each and every such condition that is unsatisfied at the Closing Date shall be deemed to be waived. Such decision shall, to the extent the waiving party had knowledge as of the time of Closing with respect thereto, constitute a waiver of any liability for breach of, or misrepresentation under, this Agreement in connection with such unsatisfied condition(s).
7.3.2 Effect of Waiver.  If the Buyer shall waive or be deemed to have waived any condition set forth in Section 6.1 or 6.2 in accordance with
Section 7.3.1, the Buyer shall be deemed to have (a) fully released and forever discharged the Sellers and their Affiliates, the Representative, partners, shareholders, officers, directors, agents and representatives from and on account of all claims, demands or charges (known or unknown) with respect to the waived condition and, to the extent that the Buyer had knowledge as of the time of the Closing with respect thereto, any facts or circumstances giving rise to or in respect of such waived condition, and (b) waived any opinion or certificate contemplated by Section 6.1 or 6.2 with respect to such matters. THE BUYER, AFTER CONSULTATION WITH LEGAL COUNSEL AND WITH FULL KNOWLEDGE OF THE CONSEQUENCES OF ITS ACTIONS, WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES:
"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH
THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS
FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF
KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS
SETTLEMENT WITH THE DEBTOR."
Buyer's Initials: ---
SECTION 8. INDEMNIFICATION
8.1 Indemnification by the Sellers and Previti.
8.1.1 Ownership of the Securities.  Sellers and Previti shall jointly and severally indemnify, defend and hold harmless the Buyer and its officers, directors, stockholders and Affiliates from and against any and all material Losses, whether or not involving a third-party claim, directly based upon or directly arising from any material breach of the representations or warranties made by any Seller under Sections 2.1.1, 2.1.2 and 2.2 of this Agreement only (and no other agreement); provided, however, that Sellers' and Previti's indemnification obligations hereunder shall exist only with respect to Losses of which Previti is timely notified in accordance with Section 8.3.1.
8.1.2 Indemnification for Actual Fraud.  Sellers and Previti, as
to matters concerning the Consolidated Forecast Entities, shall jointly and severally indemnify, defend and hold harmless the Buyer and its officers, directors, stockholders and Affiliates from and against any and all Losses, whether or not involving a third-party claim (but expressly excluding all homeowner allegations of fraud or similar claims or class action claims), that are not reflected in the Financial Statements or on the Seller's Disclosure Schedule, as a result of, or based upon or arising from, any fraudulent misrepresentation made by the Sellers in Section 2 (including, without limitation, fraudulent misrepresentations made by the Group under
Section 2.13 of the Asset Purchase Agreement regarding actually asserted and existing homeowner fraud claims); provided, however, that Previti's indemnification obligations hereunder shall exist only with respect to Losses of which Previti is timely notified in accordance with Section 8.3.1; and provided, further, any indemnification claim hereunder shall be filed in accordance with Section 10.10 by the Buyer within ninety (90) days after the Buyer's discovery thereof or the claim (and the applicable remedy) shall automatically be waived. Such fraudulent misrepresentation under this
Section 8.1.2 (a) must constitute "actual fraud" under the California Civil Code, (b) shall be determined based only on the actual (not imputed or constructive) knowledge of any of the Executive Officers, and (c) must be the subject of a final, non-appealable judgment.
8.1.3 Tax Indemnification by Previti. From and after the Closing
Date, Sellers and Previti shall jointly and severally indemnify, defend and hold the Buyer harmless from and against any and all Taxes incurred in periods or with respect to periods prior to the Closing Date for which the Buyer or its Affiliates or Securities Partnership (the "Tax Indemnitees") are liable (including, without limitation, any obligation to contribute to the payment of any Taxes determined on a consolidated, combined or unitary basis with respect to the Securities Partnership), or that result in Encumbrances on any assets of the Tax Indemnitees, in each case to the extent that they are not reflected in the Final Balance Sheet:
(a) for any Tax period of the Securities Partnership that
ends on or before the Closing Date;
(b) arising from the Securities Transfer and/or the Asset
Transfer and any other transfers, exchanges or transaction related thereto undertaken by the Seller, Securities Partnership, any former holders of limited partnership interests in the Group, in connection with and prior to the purchase contemplated by this Agreement and the Asset Purchase Agreement.
(c) with respect to any Tax period of the Securities
Partnership beginning before the Closing Date but ending after the Closing Date, but only that portion of such Taxes that relates to the portion of the Tax period ending on and including the Closing Date;
(d) arising under any Tax sharing agreement or similar
arrangement, whether or not written, as a transferee or successor by contract or otherwise;
(e) resulting by reason of the several liability of the
Securities Partnership pursuant to Treasury Regulations Section 1.1502-6 or by reason of the Securities Partnership having been a member of any consolidated, combined or unitary group on or prior to the Closing Date; or
(f) resulting from the Sellers' fraudulent actions in
connection with any covenant or breach of any of its representations or warranties relating to Taxes set forth in Sections 2.7, 5.3, 5.4 and 5.5. Previti's indemnification obligations under this Section 8.1.3 shall automatically terminate upon the expiration of the applicable statutory period. Previti's liability under this Section 8.1.3 shall include any Losses of the Tax Indemnitees incurred in responding to an examination, audit, administrative or court proceeding, or other procedure in which a Tax authority seeks to propose an adjustment, that if pursued successfully, would give rise to a liability for Taxes for which a Tax Indemnitee would be eligible for indemnification under this Section 8.1.3. For purposes of this
Section 8.1.3, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (i)in the case of any Taxes, other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii)in the case of any Tax based upon or related to income or receipts (including franchise Taxes to the extent based upon income, receipts or earned surplus) be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date for the Sellers and Securities Partnership.
8.2 Indemnification by the Buyer. The Buyer shall indemnify and hold harmless Previti, the Sellers, each of the Consolidated Forecast Entities and their officers, directors, employees, stockholders and Affiliates from and against any material Losses, whether or not involving a third-party claim, that are not reflected on the Buyer's Disclosure Schedule as a result of, or based upon or arising from, any fraudulent misrepresentation made by the Buyer under Section 3 of this Agreement; provided, however, that the Buyer's indemnification obligations pursuant to this Section 8.2 shall exist only with respect to Losses of which the Buyer is timely notified in accordance with Section 8.3.1; and provided, further, any indemnification claim hereunder shall be filed in accordance with Section 10.10 by the Seller or such Person within sixty (60) days after such Person's actual discovery thereof or the claim (and the applicable remedy) shall automatically be waived. Such fraudulent misrepresentation under this Section 8.2 (a) must constitute "actual fraud" under the California Civil Code, (b) shall be determined based on the actual (not imputed or constructive) knowledge of the Buyer, and (c) must be the subject of a final, non-appealable judgment. Nothing herein shall limit the Buyer's liabilities (and indemnification obligations) with respect to any matter pertaining to the Buyer's Shares, including, without limitation, the disposition thereof, or any obligation of the Buyer under Section 5.6.
8.3 Procedure.
8.3.1 Notice.  Any Indemnified Party with respect to any Loss shall give written notice to the Indemnifying Party, and such notice shall
(a) describe in reasonable detail the nature of the claim of Loss, (b) provide a copy of all papers served (and/or delivered) with respect to such claim (and/or any examination, audit or other procedure), if any, (c) set forth the basis of the Indemnified Party's request for indemnification under this Agreement, and (d) provide a waiver of any right to receive indemnification for such Loss under the Asset Purchase Agreement. Such notice to the Indemnifying Party shall be delivered by the Indemnified Party within thirty (30) days of the Indemnified Party's actual knowledge of such Loss and prior to the expiration of the applicable statutory period; provided, however, that any delay by the Indemnified Party beyond the aforesaid thirty (30) day period shall not waive the Indemnified Party's claim regarding such Loss, except to the extent such delay prejudices (or could reasonably be expected to lead to the prejudice of) the Indemnifying Party's ability to effectively defend such claim, but in no event shall such notice be delayed by more than ninety (90) days of the Indemnified Party's knowledge of such Loss.
8.3.2 Defense.  If any claim, demand or liability is asserted by any third party against any Indemnified Party, the Indemnifying Party shall have the right and shall upon the written request of the Indemnified Party, defend any Actions brought against the Indemnified Party in respect of any Indemnifiable Claims with counsel of its choice reasonably acceptable to the Indemnified Party and, in the case of a Tax-related Action, tax advisors of its choice reasonably acceptable to the Indemnified Party. In any such action or proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (a) the Indemnifying Party and the Indemnified Party mutually agree in writing to the retention of such counsel, or (b) the named parties to any such suit, action or proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and in the reasonable judgment of the Indemnified Party, representation of the Indemnifying Party and the Indemnified Party by the same counsel would be inadvisable due to potential conflicts of interests between them. The Parties shall cooperate and may participate in the defense of all third-party claims which may give rise to Indemnifiable Claims hereunder. If the Indemnifying Party assumes the defense (i) it shall be conclusively established for purposes of this Agreement that the claims made in the Action are within the scope of and subject to indemnification but only if the Indemnifying Party assumed the defense pursuant to clause (a) above and not clause (b); and (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party's written consent (which consent shall not be unreasonably withheld) unless there is no finding or admission of any violation of legal requirement or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, or the exclusive relief provided is monetary damages that are paid in full by the Indemnifying Party. If written notice is given to an Indemnifying Party of the commencement of any Action and the Indemnifying Party does not, within twenty (20) days after the Indemnified Party's written notice is given, give written notice to the Indemnified Party of its election to assume the defense of such Action, the Indemnifying Party shall be bound by any determination made in such Action or any compromise or settlement effected by the Indemnified Party. In connection with the defense of any claim, each Party shall make available to the Party controlling such defense, any books, records or other documents within its control that are reasonably requested in the course of or necessary or appropriate for such defense.
8.3.3 Insurance Matters.  The amount of any Loss for which
indemnification is provided under Section 8.1 or 8.2 shall be net of, and subject to, any insurance proceeds received and the amount of any related deductible with respect to such Loss under any insurance policy maintained by the Buyer, the Securities Partnership, any Consolidated Forecast Entity or any of the Sellers. The Parties agree that, on or prior to seeking indemnification for a Loss from the Indemnifying Party under the Agreement, the Indemnified Party shall use commercially reasonable efforts to recover any insurance proceeds that may be obtainable with respect to such Loss. The Sellers shall reasonably cooperate, at no expense to the Sellers, with the Buyer in the Buyer's efforts to seek to obtain insurance to cover any breaches or misrepresentations in the Sellers' representation and warranties contained in this Agreement, if any. If such insurance proceeds or other contributions or reductions to the amount payable by the Indemnifying Party under this Section 8 is made available or otherwise determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Section 8, the Indemnified Party shall repay to the Indemnifying Party promptly after such determination (and in any event within ten (10) days after determination of the Indemnifying Party's right to receive such insurance proceeds), any amount the Indemnifying Party would not have had to pay pursuant to this Section 8 had such determination been made at the time of such payment.
8.3.4 Indemnification in the Asset Purchase Agreement.  Any
payment to an Indemnified Party under Sections 8.1 or 8.2 otherwise due and payable hereunder shall be decreased to the extent of any indemnification proceeds received under Section 8 of the Asset Purchase Agreement by the Indemnified Party with respect to the same Loss. Neither the Buyer nor the Seller shall have any right to receive indemnification payments under both this Agreement and the Asset Purchase Agreement for the same Loss.
8.3.5 Tax Treatment of Indemnification Payments.  Any payment under Section 8.1 shall be treated as an adjustment to the Purchase Price.
8.4 Survival.
8.4.1 The Sellers.  The indemnification obligations of Previti under Sections 8.1.1 and 8.1.2 shall survive the Closing and terminate upon the expiration of the applicable statutory period. The indemnification obligations of Previti under Section 8.1.3 shall survive indefinitely.
8.4.2 The Buyer.  The indemnification obligations of the Buyer under Section 8.2 shall survive the Closing and shall remain in full force and effect for the applicable statutory period.
8.5 Limitation of Remedies.  Neither Previti nor any Consolidated
Forecast Entity shall be obligated to indemnify the Buyer pursuant to Section
8.1 until the aggregate amount of Losses for which such indemnification would otherwise be available under this Agreement and under the Asset Purchase Agreement is in excess of Six Hundred Fifty Thousand Dollars ($650,000), in which event Previti shall be obligated to indemnify the Buyer only for all Losses from the first dollar. The Buyer shall not be obligated to indemnify the Sellers and/or Previti pursuant to Section 8.2 until the aggregate amount of all Losses for which such indemnification would otherwise be available under this Agreement and the Asset Purchase Agreement is in excess of Six Hundred Fifty Thousand Dollars ($650,000), in which event the Buyer shall be obligated to indemnify the Sellers only for Losses from the first dollar; provided, however, nothing herein shall limit the Buyer's liabilities (and indemnification obligations) with respect to the Buyer's indemnification obligations contained in Section 4.1 of the Asset Purchase Agreement or with respect to any matter pertaining to the Buyer's Shares (as defined in the Asset Purchase Agreement), including, without limitation, the disposition thereof, or any obligation of the Buyer under Section 5.6 of the Asset Purchase Agreement.
8.6 Sellers Jointly and Severally Liable.  The Sellers and Previti
hereby agree to be jointly and severally liable for any Loss for which Previti or Forecast Group, L.P. is liable under Section 8 of the Asset Purchase Agreement.
SECTION 9. LIMITATION OF REMEDIES
9.1 Breach of Representations.  The indemnification obligations provided in Sections 8.1 and 8.2 shall be the sole and exclusive remedies available to any Party from any other Party or from any of the Consolidated Forecast Entities with respect to any Loss resulting from, or based upon or arising from, any breach of any of the representations or warranties made under this Agreement.
9.2 No Other Warranties.  Except as expressly set forth in this
Agreement and in the Asset Purchase Agreement or the Collateral Agreements, none of Previti, the Sellers, their counsel, sales agents, nor any of their Affiliates or attorneys of Previti, Seller, their counsel, broker, or sales agents, nor any other party related in any way to any of the foregoing (each, a "Seller Party," and collectively, the "Seller Parties") have or shall be deemed to have made any verbal or written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) to the Buyer with respect to the Securities or any other matters.
9.3 No Personal Liability of Any Other Person.  Except as specifically set forth herein, no Person (including, without limitation, the Sellers) shall have any liability to the Buyer (or any Affiliate thereof) arising under this Agreement or in connection with the transactions contemplated under this Agreement (or any other related agreements). Moreover, notwithstanding anything else in this Agreement to the contrary, no officer, director or employee of any of the Consolidated Forecast Entities shall have any liability to the Buyer (or any Affiliate thereof) whatsoever, excepting solely as it may pertain to Previti pursuant to Sections 5.1, 8.1.1, 8.1.2 and 8.1.3.
9.4 Failure to Perform Obligations.  Except as otherwise specifically set forth herein, the Parties agree that the performance obligations of each of the Parties contained herein shall survive Closing, and except as otherwise specifically set forth herein nothing contained in this Agreement shall restrict or limit either Party's ability to bring or maintain an Action at Law or in equity with respect thereto.
SECTION 10. GENERAL
10.1 Amendments; Waivers. This Agreement and any Schedule or Exhibit attached hereto may be amended only by agreement in writing of all Parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided by an authorized representative thereof.
10.2 Schedules; Exhibits; Integration.  Each Schedule and Exhibit
delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although Schedules need not be attached to each copy of this Agreement. This Agreement, together with such Schedules and Exhibits, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith. Without limiting the effect of the foregoing provisions of this Section 10.2, except as expressly set forth in this Agreement, none of the Parties is making or shall be deemed to have made any representation, warranty or covenant of any kind, either express or implied.
10.3 Efforts; Further Assurances.  Each Party shall use its
commercially reasonable efforts to cause all conditions to its obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement. The Parties shall reasonably cooperate with each other in such actions and in securing requisite Approvals. Each Party shall execute and deliver both before and after the Closing such further certificates and other documents and take such other actions as any other Party may reasonably request in furtherance of and as contemplated by this Agreement to consummate or implement the transactions contemplated hereby or to evidence such events or matters. Nothing herein shall modify, amend or extend the Closing Date.
10.4 Governing Law.  This Agreement, the legal relations between the
Parties and any Action, whether contractual or non-contractual, instituted by any Party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement, including, without limitation, the negotiation, execution, interpretation, coverage, scope, performance, breach, termination, validity, or enforceability of this Agreement, shall be governed by and construed in accordance with the Laws of the State of California applicable to contracts made and performed in such State and without regard to conflicts of law doctrines.
10.5 Transfer; Successors and Assigns.  The Buyer may not assign or transfer this Agreement or any of the rights hereunder without the Sellers' prior written consent, which consent shall not be required in the case of a proposed assignment or transfer to an Affiliate of the Buyer so long as the Buyer (a) provides complete copies of all relevant documentation, (b) remains fully liable under this Agreement without any further documentation, and (c) unconditionally guarantees (i) any and all of the obligations and performance of the proposed assignee under this Agreement, and (ii) any and all of the Buyer's obligations under the Asset Purchase Agreement and the Collateral Agreements. In the event the Sellers consents to any such assignment or transfer, the Sellers may elect in their sole discretion, to pursue any of its remedies solely against the Buyer, or against the Buyer and the assignee or transferee. Any attempted assignment in violation of this Section 10.5 shall be void.
10.6 Headings.  The Table of Contents and the descriptive headings of the Sections, subsections and other subdivisions of this Agreement and of the Exhibits and Schedules are for convenience only and do not constitute a part of this Agreement.
10.7 Counterparts.  This Agreement may be executed in any number of identical counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute but one and the same instrument. Any signature page of this Agreement may be detached from any counterpart without impairing the legal effect of any signatures thereof, and may be attached to another counterpart, identical in form thereto, but having attached to it one or more additional signature pages. Delivery by any Party or its respective representatives of telecopied (counterpart) signature pages shall be as binding an execution and delivery of this Agreement by such Party as if the other Party had received the actual physical copy of the entire Agreement with an ink signature from such Party.
10.8 Publicity and Reports.  The Sellers and the Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no Party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without consulting with, and receiving approval from (which approval shall not be unreasonably withheld or delayed), the other Party, except to the extent that a particular action is required by applicable Law or the rules or regulations of any national securities exchange; provided, however, in such instance, the applicable Party shall use commercially reasonable efforts to inform the other Party of such action in writing in advance.
10.9 Confidentiality. All information disclosed by any Party (or its representatives) whether before or after the Effective Date, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other Party (or its representatives) shall be kept confidential by such other Party and its representatives and shall not be used by any such Persons other than as contemplated by this Agreement, except (a) to the extent that such information was known by the recipient when received, (b) to the extent that such information is or hereafter becomes lawfully obtainable from other sources, (c) to the extent that such information is necessary or appropriate to disclose to a Governmental Entity having jurisdiction over the disclosing Party, (d) as may otherwise be required by Law, or (e) to the extent such duty of confidentiality is waived in writing by the other Party. If a Party discloses any information related to this Agreement or the transactions contemplated hereunder pursuant to any of clauses (a) through (e) above, then such Party shall provide the other Party with written notice of such disclosure. If this Agreement is terminated in accordance with its terms, each Party shall return upon written request from the other Party all documents (and reproductions thereof) received by it or its representatives from such other Party (and, in the case of reproductions, all such reproductions made by the receiving Party) that include information not within exceptions (a) through (e) above, unless the recipients provide assurances reasonably satisfactory to the requesting Party that such documents have been destroyed.
10.10 Appointment of Referee; Waiver of Jury Trial.  Any Action brought to interpret or enforce this Agreement may be tried by the reference procedures set forth in California Code of Civil Procedure Section 638 et seq. upon motion by any party to the appropriate Superior Court. A single referee that is an active judge shall be appointed by the presiding judge of the appropriate Superior Court, and the Action shall be placed on the expedited reference calendar. Each of the Sellers and the Buyer hereby waives the right to trial by jury. During the pendency of the expedited reference proceeding, the Sellers and the Buyer shall each pay one-half of the cost of the referee. Upon the conclusion of the referenced proceeding, the losing party shall pay all remaining unpaid costs of the referenced proceeding and shall reimburse the prevailing party (as shall be determined by the referee) for such costs previously paid by the prevailing party. Such reimbursement shall be included in any judgment or final order issued in the referenced proceeding, which judgment or Order shall be final, binding and non-appealable.
10.11 Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for
Section 10.5 (which is intended to be for the benefit of the persons provided for therein and may be enforced by such persons).
10.12 Knowledge Convention.  Statements in this Agreement or in any
Schedule, Exhibit, certificate or other documents delivered to any Party pursuant to this Agreement made "to the Sellers' knowledge" or "to the applicable tax paying Seller's knowledge" (or words of similar intent or effect) shall be deemed to be made to the actual (not implied or constructive) knowledge of the applicable Executive Officers and shall not include any other Person's knowledge. The reference to the foregoing individuals' names shall not imply and shall not give rise to any personal liability of such persons. Statements in this Agreement or in any Schedule, Exhibit, certificate or other documents delivered to any Party pursuant to this Agreement stating the "Sellers' expectations" (or words of similar intent or effect) shall be deemed to refer to the actual expectations of Previti and shall not include any other Person's expectations or any guarantee thereof.
10.13 Notices.  Except as otherwise expressly provided herein, all notices, requests, approvals, consents and demands to or upon the respective Parties hereto to be effective shall be in writing (and shall be delivered by hand, or nationally recognized courier service), and shall be deemed to have been duly given or made when delivered by hand, or, in the case of a nationally recognized courier service, one (1) business day after delivery to such courier service, addressed as follows, or to such other address as may be hereafter notified by the respective Parties hereto:
If to the Buyer, to:
Hovnanian Enterprises, Inc.
10 Highway 35
P.O. Box 500
Red Bank, New Jersey 07701
Attn:  Peter Reinhart, Esq.
Telephone:	(732) 747-7800
Telecopy:	(732) 747-6835
and:
Hovnanian Enterprises, Inc.
1802 Brightseat Road
Landover, Maryland 20785-4235
Attn:  Mr. Geaton A. DeCesaris Jr.
Telephone:	(301) 772-8900
Telecopy:	(301) 772-1380

with a copy to:
Simpson Thacher & Bartlett
10 Universal City Plaza
Suite 1850
Los Angeles, California 94608
Attn:  Daniel Clivner, Esq.
Telephone:	(818) 755-9613
Telecopy:	(818) 755-7009
If to one or more Sellers, to:
10670 Civic Center Drive
Rancho Cucamonga, California 91730
Attn:  Mr. James P. Previti (marked "Woodlands - Personal &
Confidential" and sent only after personal (not voice-mail)
notice to Mr. Previti)
Telephone:	(909) 987-7788
Telecopy:	(909) 980-7305
with a copy to:
10670 Civic Center Drive
Rancho Cucamonga, California 91730
Attn:  Larry R. Day, Esq. (marked "Woodlands - Personal &
Confidential" and sent only after personal (not voice-mail)
notice to Mr. Day)
Telephone:	(909) 987-7788
Telecopy:	(909) 987-8958
and:
O'Melveny & Myers LLP
Embarcadero Center West
275 Battery Street, Suite 2600
San Francisco, California 94111-3305
Attn:  Peter T. Healy, Esq.
Telephone:	(415) 984-8833
Telecopy:	(415) 984-8701
10.14 Expenses. Except as otherwise expressly set forth herein, the Sellers and the Buyer shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including, without limitation, the fees, expenses and disbursements of their respective advisors, accountants, auditors and counsel. Each Seller's expenses incurred prior to the Closing and not otherwise specifically allocated by this Agreement shall be paid by the Sellers or by its Affiliates.
10.15 Remedies; Waiver. To the extent permitted by Law, all rights and remedies existing under this Agreement are cumulative to and not exclusive of, any rights or remedies otherwise available under applicable Law. No failure on the part of any Party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.
10.16 Attorneys' Fees. In the event of any Action by any Party arising under or out of, in connection with or in respect of, this Agreement or the transactions contemplated hereby, the prevailing Party shall be entitled to reasonable attorney's fees, costs and expenses incurred in such Action. Attorney's fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The Parties intend that the preceding sentence be severable from the other provisions of this Agreement, survive any judgment and, to the maximum extent permitted by law, not be deemed merged into such judgment.
10.17 Representation by Counsel; Interpretation.  The Sellers and the
Buyer each acknowledge that each Party has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, including, without limitation,
Section 1654 of the California Civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Buyer and the Sellers.
10.18 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement shall remain in full force and effect provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any Party. In the event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the Parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.
10.19 No Offset. Notwithstanding anything in this Agreement to the contrary, neither the Buyer nor anyone claiming through the Buyer shall have any rights of offset under this Agreement or otherwise, in the event of any breach hereunder by the Sellers (or any Seller) or Previti, or any Affiliate thereof, including, without limitation, any right of offset or excuse to Buyer's performance respecting Buyer's obligations hereunder or under the Asset Purchase Agreement or any of the Collateral Agreements.
10.20 No Offset by the Sellers or Previti. Notwithstanding anything in this Agreement to the contrary but expressly excepting any actions and/or inactions of the Buyer or its directors, officers, employees, representatives or agents that are directly related to the obligations of the Seller, Previti or anyone claiming through any of them, none of the Sellers, Previti nor anyone claiming through them shall have any rights of offset under this Agreement or otherwise, in the event of any breach hereunder or under the Asset Purchase Agreement or any of the Collateral Agreements.
10.21 Cross Default with Asset Purchase Agreement.
10.21.1 Effectiveness of this Agreement. This Agreement shall not be operable or effective unless and until the Buyer, The Group and Previti validly execute and deliver to the other parties thereto the Asset Purchase Agreement.
10.21.2 Default by Buyer. A default by the Buyer under the Asset Purchase Agreement shall constitute a default by the Buyer under this Agreement.
10.21.3 Default by the Sellers or Previti. A default by the Sellers and/or Previti under the Asset Purchase Agreement shall constitute a default by the Sellers and/or Previti, as applicable, under this Agreement.
10.21.4 Termination.  In the event the Asset Purchase
Agreement is terminated pursuant to the terms thereof, this Agreement shall be deemed terminated as of the date of such termination of the Asset Purchase Agreement, at which time this Agreement shall be of no further force or effect, except with respect to those obligations which, pursuant to the express provisions of this Agreement, are to survive the termination of Agreement.
(Signature pages follow.)


IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.
"BUYER"

HOVNANIAN ENTERPRISES, INC., a Delaware
corporation


By: 	/S/Geaton DeCesaris, Jr.
	Its: President of Homebuilding
Operations


"SELLERS"

FORECAST PP2, LLC, a Delaware limited
liability company


By: 	/S/Larry R. Day
	Its: Executive Vice President


FORECAST HOMES, INC., a California
corporation


By: 	/S/Larry R. Day
	Its: Executive Vice President


"PREVITI"

JAMES P. PREVITI, an individual